Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of February 27, 2015

by and among

AXIALL HOLDCO, INC.,
as the Borrower,

BARCLAYS BANK PLC,
as Administrative Agent,

WELLS FARGO SECURITIES, LLC,
as Syndication Agent,

RBC CAPITAL MARKETS, LLC,

as Documentation Agent

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders

***************************************

WELLS FARGO SECURITIES, LLC and
RBC CAPITAL MARKETS, LLC,
as Joint Lead Arrangers and Joint Bookrunners

CITIGROUP GLOBAL MARKETS INC.,
HSBC SECURITIES (USA) INC.,
PNC CAPITAL MARKETS LLC, and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Co-Arrangers

i

		Page

9.15	Independence of Provisions	65
9.16	Interpretation	65
9.17	No Third Parties Benefited	65
9.18	Governing Law and Jurisdiction	65
9.19	Waiver of Jury Trial	66
9.20	Entire Agreement; Release; Survival	66
9.21	PATRIOT Act	66
9.22	Replacement of Lender	67
9.23	[Reserved]	67
9.24	Creditor-Debtor Relationship	67
9.25	[Reserved]	67
9.26	Actions in Concert	67

	ARTICLE X.
	TAXES, YIELD PROTECTION AND ILLEGALITY

10.1	Taxes	68
10.2	Illegality	71
10.3	Increased Costs and Reduction of Return	71
10.4	Funding Losses	72
10.5	Inability to Determine Rates	73
10.6	Reserves on LIBOR Rate Loans	73
10.7	Certificates of Lenders	73

	ARTICLE XI.
	DEFINITIONS

11.1	Defined Terms	74
11.2	Other Interpretive Provisions	102
11.3	Accounting Terms and Principles	102
11.4	Payments	103
11.5	[Reserved]	103
11.6	[Reserved]	103
11.7	Pro Forma Calculations	103
11.8	Intercreditor Agreement	105

SCHEDULES:

1.1	Term Loan Commitments
2.1(c)	Local Counsel
3.5	Litigation
3.7	ERISA
3.9	Material Permits
3.10	Tax Returns Under Audit or Examination
3.11(a)	Historical Financial Statements
3.11(b)	Pro Forma Financial Statements
3.11(e)	Projections
3.12	Environmental Matters
3.15	Labor Relations
3.16	Intellectual Property

3.17	Brokers Fees; Transaction Fees
3.18	Insurance
3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
3.20	Jurisdictions of Organization; Chief Executive Office
3.21	Locations of Inventory, Equipment and Books and Records
3.22	Deposit Accounts and Other Accounts
4.17	Post-Closing Matters
5.1	Liens
5.2	Dispositions
5.4	Investments
5.5	Indebtedness
5.6	Transactions with Affiliates
5.9	Contingent Obligations
9.2	Notices
9.9(b)	Competitors
11.1(b)	Immaterial Subsidiaries
11.1(c)	Unrestricted Subsidiaries

EXHIBITS:

1.2	Form of Note
1.6	Form of Notice of Conversion/Continuation
1.7	Form of Notice of Prepayment
11.1(a)	Form of Assignment
11.1(c)	Form of Notice of Borrowing
11.1(d)	Form of Perfection Certificate

ANNEXES:

1	4.625% Notes Indenture Definitions

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, supplemented, modified and/or restated from time to time, this “Agreement”) is entered into as of February 27, 2015, by and among AXIALL HOLDCO, INC., a Delaware corporation (the “Borrower”), and BARCLAYS BANK PLC (in its individual capacity, “Barclays”), as Administrative Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and as Collateral Agent.  All capitalized terms used herein and defined in Article XI are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make Loans hereunder in the amount of $250,000,000 on the Closing Date, and the Borrower will use the proceeds of such borrowings to consummate the refinancing of the loans outstanding under the Existing Credit Agreement, to pay fees and expenses in connection therewith (the “Refinancing”) and for general corporate purposes;

WHEREAS, the Lenders have agreed to make the Loans available to the Borrower on the terms and subject to the conditions set forth herein;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Administrative Agent, for the benefit of the Secured Parties, a security interest in and Lien upon the Collateral; and

WHEREAS, subject to the terms hereof, Axiall and certain Subsidiaries of Axiall are willing to guarantee all of the Obligations of the Borrower and to grant to Collateral Agent, for the benefit of the Secured Parties, a security interest in and lien upon all of its Collateral.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.
THE CREDITS

1.1                               Amounts and Terms of Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower contained herein, each Lender severally and not jointly agrees to make a Loan to the Borrower on the Closing Date in the principal amount set forth opposite such Lender’s name in Schedule 1.1.  Amounts paid or prepaid in respect of the Loans may not be reborrowed.

1.2                               Notes.  The Loans made by each Lender shall be evidenced by this Agreement and, if requested by such Lender, a Note made by the Borrower payable to such Lender in an amount equal to such Lender’s Loans then outstanding substantially in the form of Exhibit 1.2 or such other form as may be satisfactory to Administrative Agent.

1.3                               Interest.

(a)                                 Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Applicable Margin.  Each determination of an interest rate by Administrative Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, other than interest in respect of Base Rate Loans that are based upon the “Prime Rate” pursuant to clause (a) of the definition of “Base Rate,” which shall be made on the basis of a 365/366-day year.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)                                 Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any payment or prepayment of Loans in full.

(c)                                  While any Event of Default exists or is continuing under subsection 7.1(a), 7.1(f) or 7.1(g), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus LIBOR or the Base Rate, as the case may be).  All such interest shall be payable on demand of the Required Lenders (or Administrative Agent at the direction of the Required Lenders).

(d)                                 Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4                               Loan Register.

(a)                                 [Reserved].

(b)                                 Administrative Agent, acting as a non-fiduciary Administrative Agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Administrative Agent and each Lender and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the amount of each Loan and for LIBOR Rate Loans, the Interest Period applicable thereto, (3) the amount of any principal or interest due and payable or paid and (4) any other payment received by Administrative Agent from the Borrower and its application to the Obligations.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 1.4 and

Section 9.9 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)                                 The Credit Parties, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by the Borrower, Administrative Agent or such Lender during normal business hours and from time to time upon at least one Business Day’s prior notice.  No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by Administrative Agent.

1.5                               Loans.

(a)                                 Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Term Loan Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Base Rate Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Term Loan Commitments.  LIBOR Rate Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Term Loan Commitments.

(b)                                 Subject to Article X, each Borrowing shall be comprised entirely of Base Rate Loans or LIBOR Rate Loans as the Borrower may request pursuant to Section 1.5(f).  Each Lender may at its option make any LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time, subject to Section 1.6(c).  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c)                                  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as Administrative Agent may designate not later than 10:00 a.m., New York City time, and Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Notice of Borrowing delivered in accordance with Section 1.5(f) maintained with Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)                                 Unless Administrative Agent shall have received notice from a Lender prior to the date (in the case of any LIBOR Borrowing), and at least 2 hours prior to the time (in the case of any Base Rate Borrowing), of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s portion of such Loan, Administrative Agent may assume that such Lender has made such portion available to Administrative Agent at the time of such Loan in accordance with Section 1.5(c), and Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to Administrative Agent, each of such Lender and the Borrower severally agrees to repay to Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay Administrative Agent such corresponding amount pursuant to this Section 1.5(d) shall cease.

(e)                                  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(f)                                   Borrowing of the Loans shall be made upon the Borrower’s irrevocable (subject to Section 10.5) written notice delivered to Administrative Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Administrative Agent, which notice must be received by Administrative Agent prior to 1:00 p.m. (New York time) (i) on the date which is one (1) Business Day prior to the requested Borrowing date in the case of Base Rate Loans and (ii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of LIBOR Rate Loans.  Such Notice of Borrowing shall specify:

(i)                                     the aggregate amount of the Borrowing (which shall be in an aggregate minimum principal amount of $5,000,000);

(ii)                                  the requested Borrowing date, which shall be a Business Day;

(iii)                               whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans;

(iv)                              if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans; and

(v)                                 the wire transfer instructions for the proceeds of such Borrowing.

(g)                                  Upon receipt of a Notice of Borrowing, Administrative Agent will promptly notify each Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(h)                                 Unless Administrative Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing will be made available to the Borrower by Administrative Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified in the Notice of Borrowing.

1.6                               Conversion and Continuation Elections.

(a)                                 The Borrower shall have the option to (i) request that any Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4, if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period.  Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a

LIBOR Rate Loan must be in a minimum amount of $5,000,000.  Any such election must be made by Borrower by 2:00 p.m. (New York time) on the third Business Day prior to (1) the date of any proposed Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period in such election.  If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. (New York time) on the third Business Day prior to the end of the Interest Period with respect thereto, such LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period.  Borrower must make such election by notice to Administrative Agent in writing, including by Electronic Transmission.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Administrative Agent.

(b)           Upon receipt of a Notice of Conversion/Continuation, Administrative Agent will promptly notify each Lender thereof.  In addition, Administrative Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided, that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Administrative Agent.  All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c)           Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

1.7          Optional Prepayments.

(a)           The Borrower shall have the right at any time and from time to time, upon at least two (2) Business Days’ (or such shorter period as is acceptable to Administrative Agent) prior written notice by Borrower to Administrative Agent substantially in the form of Exhibit 1.7 or such other form as may be satisfactory to Administrative Agent (a “Prepayment Notice”), to prepay the Loans, in whole or in part, subject to the requirements of this Section 1.7 and Section 10.4; provided, that LIBOR Loans will be prepayable only on the last day of the applicable Interest Period unless the Borrower pays any related breakage costs pursuant to Section 10.4 (but subject to customary escrow or cash collateral arrangements); provided, further, that each optional prepayment of the Loans shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, or, if less, the outstanding principal amount of the Loans.  Optional partial prepayments of the Loans shall be applied in the manner set forth in subsection 1.8(g).

(b)           The notice of any prepayment shall not thereafter be revocable by the Borrower and Administrative Agent will promptly notify each Lender thereof and of such Lender’s Applicable Percentage of such prepayment.  The payment amount specified in such Prepayment Notice shall be due and payable on the date specified therein.  Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 10.4.

(c)           In the event that, on or prior to the date that is six months after the Closing Date, the Borrower (x) makes any prepayment of Initial Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement having the effect of a Repricing Transaction, the Borrower shall pay to Administrative Agent, for the ratable account of each of the Lenders, (I) in the case of clause (x), a prepayment premium of 1% of the aggregate principal amount of the Initial Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate principal amount of the applicable Initial Loans outstanding immediately prior to such amendment.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 1.7 if the Borrower indicates in its Prepayment Notice that such prepayment is conditional upon, and if such prepayment would have resulted from, a refinancing of all of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.

1.8          Repayments and Mandatory Prepayments of Loans.

(a)           Borrower shall repay to Administrative Agent for the ratable account of the Lenders (i) on the last Business Day of each of March, June, September and December, commencing with the first such day following the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Loans outstanding on the Closing Date (in each case, as such repayment amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 1.8(g)) and (ii) on the Maturity Date, the aggregate principal amount of the Loans outstanding on such date.

(b)           [Reserved].

(c)           Asset Dispositions.  Subject to the terms of the Intercreditor Agreement not later than ten (10) Business Days following the receipt of any Net Cash Proceeds of any Disposition by a Credit Party or any of its Subsidiaries, such Credit Party shall make prepayments in accordance with this Section 1.8(c) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)            no such prepayment shall be required under this Section 1.8(c)(i) with respect to (A) the Disposition of property which constitutes an Event of Loss, or (B) Dispositions for fair market value resulting in no more than $25,000,000 in Net Cash Proceeds per Disposition (or series of related Disposition) and less than $100,000,000 in Net Cash Proceeds in any Fiscal Year;

(ii)           Net Cash Proceeds of Dispositions shall not be required to be so applied on such date to the extent that Borrower intends to reinvest such Net Cash Proceeds to acquire, improve or repair fixed or capital assets useful to the business of the Credit Parties and their respective Subsidiaries (including the acquisition of Stock or Stock Equivalents in a Person owning assets useful in its business) within 12 months following the date of such Disposition; provided that if all or any portion of the amount of such Net Cash Proceeds is not actually reinvested within 12 months of the date of such Disposition, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 1.8(c); provided further that if within such 12-month period any portion of such Net Cash Proceeds is contractually committed to be reinvested, such commitment shall be treated as a permitted reinvestment of such Net Cash Proceeds so long as the Borrower enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment (it being understood that upon the termination of such commitment, any remaining Net Cash Proceeds shall be applied as provided in this Section 1.8(c)); and

(iii)          the amount of any Net Cash Proceeds of a Disposition of Revolving Priority Collateral may be applied to repay the ABL Facility.

(d)           Event of Loss.  Subject to the terms of the Intercreditor Agreement, not later than ten (10) Business Days following the receipt of any Net Cash Proceeds from any Event of Loss by a Credit Party or any of its Subsidiaries, such Credit Party shall make prepayments in accordance with this Section 1.8(d) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)            such proceeds shall not be required to be so applied on such date to the extent that the Borrower intends to use an amount equal to such proceeds to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets useful to the business of the Credit Parties and their respective Subsidiaries, no later than 12 months following the date of receipt of such proceeds;

(ii)           if any portion of such Net Cash Proceeds shall not be so applied within 12 months of the receipt of such proceeds, an amount equal to such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 1.8(d); provided further that if within such 12-month period any portion of such Net Cash Proceeds is contractually committed to be reinvested, such commitment shall be treated as a permitted reinvestment of such Net Cash Proceeds so long as the Borrower enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment (it being understood that upon the termination of such commitment, any remaining Net Cash Proceeds shall be applied as provided in this Section 1.8(d)); and

(iii)          if the property subject to such Event of Loss constituted Revolving Priority Collateral (as defined in the Intercreditor Agreement), the amount of any Net Cash Proceeds of an Event of Loss in respect of such Revolving Priority Collateral may be applied to repay the ABL Facility.

(e)           Incurrence of Indebtedness.  Not later than five (5) Business Days following the receipt of Net Cash Proceeds from any incurrence of Indebtedness by any Credit Party, other than Indebtedness permitted to be incurred pursuant to Section 5.5 (other than Credit Agreement Refinancing Indebtedness), the Borrower shall make prepayments in accordance with this Section 1.8(e) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(f)            [Reserved].

(g)           Application of Prepayments.  Any prepayments pursuant to Section 1.7 shall be applied to scheduled repayments of Loans as Borrower shall request and prepayments pursuant to this Section 1.8 shall be applied to prepay outstanding Loans first in direct order to scheduled repayments due on the next four payments due pursuant to this Section 1.8(g) and second, ratably among the remaining repayments to be made pursuant to this Section 1.8(g).  To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining.  Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4.

(h)           No Implied Consent.  Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

(i)            Discounted Voluntary Prepayments. Notwithstanding anything to the contrary in this Agreement, the Borrower shall have the right from time to time to prepay Loans to the applicable Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to a Dutch Auction and the procedures described in the definition thereof; provided that (A) any Discounted Voluntary Prepayment shall be offered to all Lenders on a pro rata basis and (B) the Borrower shall deliver to Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary

Prepayment), (2) each of the conditions to such Discounted Voluntary Prepayment contained in this subsection 1.8(i) has been satisfied and (3) the Borrower does not have any MNPI with respect to the Borrower or any of its Subsidiaries that (a) has not been disclosed or made available to the Lenders (other than Lenders that do not wish to receive MNPI with respect to the Borrower, any of its Subsidiaries or Affiliates) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material to (i) a Lender’s decision to participate in any Discounted Voluntary Prepayment or (ii) the market price of the Loans.

1.9          Fees.

(a)           The Borrower shall pay to Administrative Agent, for Administrative Agent’s own account, fees in the amounts and at the times set forth in the Fee Letter.

(b)           The Borrower agrees to pay on the Closing Date to the Administrative Agent, for the account of each Lender on the Closing Date, as fee compensation for the funding of such Lender’s Initial Loans, a fee in an amount equal to 0.50% of the aggregate principal amount of such Lender’s Initial Loans funded as of the Closing Date, which fee may take the form of an upfront fee or original issue discount.

1.10        Termination of Term Commitments.  The Term Loan Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loans pursuant to Section 1.1.

1.11        Payments by the Borrower.

(a)           All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without setoff, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Administrative Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Administrative Agent (or such other address as Administrative Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. (New York time) on the date due.  Any payment which is received by Administrative Agent later than 1:00 p.m. (New York time) may in Administrative Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  The Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral.

(b)           Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)           Subject to the terms of the Intercreditor Agreement, during the continuance of an Event of Default, Administrative Agent may, and shall upon the direction of Required Lenders, apply any and all payments received by Administrative Agent in respect of any Obligation in accordance with clauses first through sixth below.  Notwithstanding any provision herein to the contrary, all amounts collected or received by Administrative Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall, subject to the terms of the Intercreditor Agreement, be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Administrative Agent payable or reimbursable by the Credit Parties under the Loan Documents and to all obligations owing to Administrative Agent by any Non-Funding Lender under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Credit Parties under the Loan Documents;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Administrative Agent and Lenders;

fourth, to payment of principal of the Obligations;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whomever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

1.12        Payments by the Lenders to Administrative Agent; Settlement.

(a)           Administrative Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested.  Each Lender shall reimburse Administrative Agent on demand for all funds disbursed on its behalf by Administrative Agent, or if Administrative Agent so requests, each Lender will remit to Administrative Agent its Commitment Percentage of any Loan before Administrative Agent disburses same to the Borrower.  If Administrative Agent elects to require that each Lender make funds available to Administrative Agent prior to disbursement by Administrative Agent to the Borrower, Administrative Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Administrative Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Administrative Agent’s account, as set forth on Administrative Agent’s signature page hereto, no later than 1:00 p.m. (New York time) on such scheduled Borrowing date.  Nothing in this subsection 1.12(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of this Section 1.12, shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Administrative Agent, any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)           [Reserved].

(c)           Availability of Lender’s Term Loan Commitment.  Administrative Agent may assume that each Lender will make its Commitment Percentage of each Loan available to Administrative Agent on the Closing Date.  If such Commitment Percentage is not, in fact, paid to Administrative Agent by such Lender when due, Administrative Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind.  If any Lender fails to pay the amount of its Commitment Percentage forthwith upon Administrative Agent’s demand, Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to Administrative Agent.  Nothing in this subsection 1.12(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.  To the extent that Administrative Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.

(d)           Return of Payments.

(i)            If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from any Credit Party and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to any Credit Party or such other Person, without setoff, counterclaim or deduction of any kind, and Administrative Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e)           Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Loan or any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Loan or fund the purchase of any such participation on such date, but neither Administrative Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan, fund the purchase of a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Term Loan Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document; provided, that the Term Loan Commitment of such Non-Funding Lender shall not be increased or extended without the consent of such Non-Funding Lender.  Moreover, for the purposes of determining Required Lenders, the Loans and Term Loan Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Term Loan Commitments outstanding.

(f)            Procedures.  Administrative Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, Administrative Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

1.13        Incremental Borrowings.

(a)           Notice.  At any time and from time to time, on one or more occasions, the Borrower may, by notice to Administrative Agent, increase the aggregate principal amount of any outstanding tranche of Loans or add one or more additional tranches of term loans under the Loan Documents (the “Incremental Facilities” and the term loans made thereunder, the “Incremental Loans”).

(b)           Ranking.  Incremental Loans shall rank pari passu in right of payment with, and be secured on a pari passu basis with, the Initial Loans.

(c)           Size.  The aggregate principal amount of Incremental Facilities on any date Indebtedness thereunder is incurred will not exceed the greater of (a) the Fixed Incremental Amount and (b) the Ratio Amount (the greater of (a) and (b), the “Incremental Amount”).  Calculation of the Ratio Amount, if used, shall be made on a pro forma basis and evidenced by a certificate from a Responsible Officer of the applicable Borrower demonstrating such calculation in reasonable detail.  Each Incremental Amendment executed in connection with an Incremental Facility shall identify whether all or any portion of such Incremental Facility is being incurred pursuant to clause (a) or (b) above.  Each Incremental Facility will be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $25,000,000 (or such lesser minimum amount approved by Administrative Agent in its reasonable discretion); provided, that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the limit set forth above.

(d)           Incremental Lenders.  Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Incremental Loan) or by any Additional Lender, in each case, on terms permitted by this Section 1.13.

(e)           Incremental Facility Amendments; Use of Proceeds.  Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Person providing such Incremental Facility and Administrative Agent.  Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment.  Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Borrower, to effect the provisions of this Section 1.13.  An Incremental Amendment may (a) extend or add “call protection” to any existing tranche of Loans, including amendments to Section 1.7(c), and (b) amend the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 1.8(a) (provided, that any such amendment shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Incremental Amendment), in the case of each of clauses (a) and (b), so that such Incremental Loans and the applicable existing Loans form the same class of Loans; provided, further, that such amendments are not materially adverse to the existing Lenders (as determined in good faith by the Borrower).  Each of the parties hereto hereby agrees that upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby.  This Section 1.13 shall supersede any provisions in Section 1.11 or 9.1 to the contrary.  The Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(f)            Conditions.  The availability of Incremental Facilities under this Agreement will be subject solely to the following conditions:

(i)            (x) no Default or Event of Default shall have occurred and be continuing on the date such Incremental Facilities are incurred or would exist immediately after giving effect thereto or (y) in the case of Incremental Facilities incurred in connection with a Permitted Acquisition or another investment permitted hereunder, no Event of Default exists or is continuing under subsection 7.1(a), 7.1(f) or 7.1(g); and

(ii)           the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Facilities; provided that in the case of Incremental Facilities incurred in connection with a Permitted Acquisition or another investment permitted hereunder, the only representations and warranties that will be required to be true and correct in all material respects are (x) such representations and warranties required by the Lenders providing such Incremental Facilities and (y) the representations and warranties made by or on behalf of the acquired company or business in the acquisition agreement as are material to the interests of Lenders, but only to the extent that the Borrower (or any Affiliate of the Borrower) has the right to terminate the obligations of the Borrower or such Affiliate under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement.

(g)           Terms.  Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility.  The terms of each tranche of Incremental Loans will be as agreed between the Borrower and the Persons providing such Incremental Term Loans; provided, that:

(i)            the final maturity date of such Incremental Loans will be no earlier than the Latest Maturity Date of the Initial Loans;

(ii)           the Weighted Average Life to Maturity of such Incremental Loans will be no shorter than the longest remaining Weighted Average Life to Maturity of the Loans;

(iii)          such Incremental Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of the Initial Loans; and

(iv)          any amendments to the operational and agency provisions of this Agreement shall be reasonably satisfactory to Administrative Agent.

(h)           Pricing.  The interest rate, fees, and original issue discount for any Incremental Loans will be as determined by the applicable Borrower and the Persons providing such Incremental Loans; provided, that in the event that the All-In Yield applicable to any Incremental Loans exceeds the All-In Yield of any Loans incurred on the Closing Date by more than 50 basis points, then the interest rate margins for such Loans shall be increased to the extent necessary so that the All-In Yield of such Loans is equal to the All-In Yield of such Incremental Loans minus 50 basis points; provided, further, that any increase in All-In Yield of the Loans due to the increase in a LIBOR or Base Rate floor on any Incremental Loan shall be effected solely through an increase in any LIBOR or Base Rate floor applicable to such Loans.

1.14        Refinancing Amendments.

(a)           Refinancing Loans.  At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement, in the form of Refinancing Loans pursuant to a Refinancing Amendment.

(b)           Refinancing Amendments.  The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions set forth in Section 2.1 as may be required by the providers of applicable Refinancing Loans.  Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Loans incurred pursuant thereto (including any amendments necessary to treat the Loans subject thereto as Refinancing Loans, respectively).

(c)           Required Consents.  Any Refinancing Amendment may, without the consent of any Person other than Administrative Agent, the Borrower and the Persons providing the applicable Refinancing Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Borrower, to effect the provisions of this Section 1.14.  This Section 1.14 supersedes any provisions in Section 9.1 to the contrary.

(d)           Providers of Refinancing Loans.  Refinancing Loans may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Refinancing Loan) or by any Additional Lender on terms permitted by this Section 1.14.

1.15        Borrower Representative.  The Borrower hereby designates and appoints Axiall as its representative and agent on its (or their) behalf (the “Borrower Representative”) for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, delivering certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents.  Borrower Representative hereby accepts such appointment.  Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from the Borrowers.  Each warranty, covenant, agreement and undertaking made on behalf of the Borrower by Borrower Representative shall be deemed for all purposes to have been made by the Borrower and shall be binding upon and enforceable against the Borrower to the same extent as if the same had been made directly by the Borrower.

ARTICLE II.
CONDITIONS

2.1          Conditions of Borrowing of Initial Loans.  The obligation of each Lender to make (or be deemed to have made) its Initial Loans hereunder on the Closing Date is subject to satisfaction of the following conditions in a manner reasonably satisfactory to Administrative Agent:

(a)           Loan Documents.  Administrative Agent shall have received on or before the Closing Date each of the following, each in form and substance reasonably satisfactory to Administrative Agent:

(i)            a Notice of Borrowing, which may be delivered on or prior to the Closing Date;

(ii)           executed counterparts of (i) this Agreement by the Borrower, (ii) the Guaranty Agreement by each Credit Party (other than the Borrower) and (iii) the Notice of Refinancing by the parties thereto;

(iii)          executed counterparts of the Perfection Certificate and the Pledge and Security Agreement by each Credit Party party thereto, together with (i) all stock certificates or instruments, if any, representing the Pledged Certificated Stock accompanied by undated stock powers executed in blank and (ii) proper financing statements authorized for filing under the UCC or other appropriate filing offices of each jurisdiction and filings with the United States Patent and Trademark Office and United States Copyright Office, and all other documents and instruments, in each case, as may be reasonably necessary or desirable to perfect the security interests purported to be created by the Pledge and Security Agreement;

(iv)          customary insurance certificates and related endorsements, with respect to all material property and liability insurance required to be maintained pursuant to Section 4.6 and naming Collateral Agent as lender loss payee and/or additional insured, as applicable, under each such insurance policy with respect to such insurance; and

(v)           copies of recent UCC, tax and judgment lien searches and intellectual property searches in each jurisdiction reasonably requested by Administrative Agent with respect to the Credit Parties;

(b)           Corporate Documents.  Administrative Agent shall have received certificates of good standing (to the extent applicable) from the secretary of state (or such other office) of the state of the jurisdiction of organization of each Credit Party; customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each such Credit Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Credit Party is a party or is to be a party on the Closing Date, and, in the case of the Borrower including a certificate by a Responsible Officer of the Borrower that the conditions specified in clauses (h) and (i) below have been satisfied;

(c)           Opinions of Counsel.  An opinion from (i) Jones Day, special counsel to the Credit Parties and (ii) each local counsel listed on Schedule 2.1(c);

(d)           Payment of Fees and Expenses.  The Borrower shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the fees specified in the Fee Letter) and other compensation payable to Administrative Agent and the Arrangers and shall have reimbursed Administrative Agent for all fees, costs and expenses of closing presented as of the Closing Date;

(e)           Financial Statements.  Administrative Agent shall have received the financial statements and other financial information (including projections) referred to in Section 3.11;

(f)            Termination of Existing Credit Agreement.  The Borrower shall cause Spinco to repay in full all Indebtedness outstanding under the Existing Credit Agreement and all Liens securing the Indebtedness and other obligations thereunder pursuant to the security documentation relating thereto shall have been terminated and released (or arrangements therefor reasonably satisfactory to Administrative Agent shall have been made) and Administrative Agent shall have received all such releases as may have been reasonably requested by Administrative Agent, which releases shall be in form and substance satisfactory to Administrative Agent;

(g)           Solvency Certificate.  The Lenders shall have received a certificate of a Responsible Officer, dated as of the Closing Date, certifying as to the solvency of Axiall and its Subsidiaries on a consolidated basis after giving effect to the incurrence of Loans and the use of proceeds thereof;

(h)           No Default.  No Default or Event of Default shall be caused upon the effectiveness of, and funding of, the Loans under this Agreement;

(i)            Representations and Warranties.  All representations, warranties and agreements set forth in Article III hereof and elsewhere in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Closing Date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date; and

(j)            PATRIOT Act.  Administrative Agent and each Lender shall have received at least five (5) days prior to the Closing Date all documentation and other information about the Borrower as shall have been reasonably requested in writing at least ten days prior to the Closing Date by Administrative Agent or the Lenders that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Administrative Agent and each Lender that the following are true, correct and complete:

3.1          Corporate Existence and Power.  Each Credit Party and each of their respective Restricted Subsidiaries (other than Immaterial Subsidiaries):

(a)           is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)           has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, carry on its business and (ii) execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c)           is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)           is in compliance with all Requirements of Law;

except, in each case referred to in clause (b)(i), clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2                               Corporate Authorization; No Contravention.  The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of their respective Restricted Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(i)                                     contravene the terms of any of that Person’s Organization Documents;

(ii)                                  conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(iii)                               violate any Requirement of Law in any material respect.

3.3                               Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Restricted Subsidiary of any Credit Party of this Agreement, or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Collateral Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date, (c) in connection with any enforcement against any Credit Party, any permits or licenses of the Credit Parties that are not assignable or transferrable under any federal or state laws or regulations, or under the terms of any orders or decrees applicable to any Grantor, including without limitation, Title V permits, RCRA treatment, storage and disposal permits, and NPESE discharge permits, and (d) those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4                               Binding Effect.  This Agreement and each other Loan Document to which any Credit Party or any Restricted Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5                               Litigation.  Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Restricted Subsidiary of any Credit Party or any of their respective Properties which:

(a)                                 purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)                                 would reasonably be expected to result in a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document, or directing that the transactions provided for herein not be consummated as herein provided.

3.6                               No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Administrative Agent’s Liens on the Collateral.  No Credit Party and no Restricted Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7                               ERISA Compliance.  Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each material Benefit Plan, and each trust thereunder (if any), intended to qualify for tax exempt status under Section 401 or 501(a) of the Code or other Requirements of Law has received a favorable determination letter from the IRS or an application for such letter is currently being processed by the IRS with respect thereto, and to the knowledge of the Credit Parties, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification that results in a Material Adverse Effect.  Except for those that would not reasonably be expected to result in a Material Adverse Effect, (x) each material Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any material Benefit Plan to which any Credit Party incurs or otherwise has or could have any material liability and (z) no ERISA Event is reasonably expected to occur.  On the Closing Date, no ERISA Event, except those not reasonably expected to have a Material Adverse Effect, has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

3.8                               Use of Proceeds; Margin Regulations.  No Credit Party and no Restricted Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

3.9                               Ownership of Property; Liens.  Subject to Permitted Liens, each of the Credit Parties and each of their respective Restricted Subsidiaries has (i) good record and marketable title in fee simple in the case of Real Estate located outside of the Province of Quebec, to, or valid leasehold interests in, all Real Estate (or, in the case of Real Estate located in Quebec, a valid lease), and (ii) good and valid title to all owned personal/movable property and valid leasehold interests (or, in the case of movable property located in Quebec, a valid contract of lease or contract of leasing) in all leased personal/movable property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except, in each case, to the extent that failure to have such title would not reasonably be expected to materially impair the value of such Real Estate.  As of the Closing Date, none of the Real Estate of any Credit Party or any Restricted Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens.  Except as set forth on Schedule 3.9, as of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10                        Taxes.  All United States federal and material state, foreign, provincial and local income and other material tax returns, information returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been timely filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all material taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  Except as set forth on Schedule 3.10, as of the Closing Date, no material Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any claim for material taxes has been given or made by any Governmental Authority.  Adequate provision has been made for the payment of all accrued and unpaid federal, state, local, foreign and other material taxes whether or not due and payable and whether or not disputed.

3.11                        Financial Condition.

(a)                                 (i) The audited consolidated balance sheet of Axiall and its Subsidiaries, dated December 31, 2012 and 2013 and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on December 31, 2012 and 2013 and (ii) the unaudited consolidated balance sheet of Axiall and its Subsidiaries, dated September 30, 2014 and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on September 30, 2014, in each case, as attached hereto as Schedule 3.11(a):

(x)                                 were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y)                                 present fairly in all material respects the consolidated financial condition of Axiall and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)                                 The pro forma unaudited consolidated balance sheet of Axiall and its Subsidiaries delivered on the Closing Date and attached hereto as Schedule 3.11(b) was based on the unaudited consolidated balance sheets of Axiall and its Subsidiaries dated December 31, 2014 and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c)                                  Since December 31, 2014, there has been no Material Adverse Effect.

(d)                                 The Credit Parties and their Restricted Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(e)                                  All financial performance projections delivered to Administrative Agent, including the financial performance projections delivered on the Closing Date and attached hereto as Schedule 3.11(e), represent the Borrower’s good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable in light of market conditions when made, it being acknowledged and agreed by Administrative Agent and Lenders that projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projection will be realized, and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

3.12                        Environmental Matters.  Except as set forth in Schedule 3.12, and except where any of the following would not reasonably be expected to result in a Material Adverse Effect, (a) the operations of each Credit Party and each Restricted Subsidiary of each Credit Party are and have been for the past five (5) years in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Restricted Subsidiary of any Credit Party is party to, and no Credit Party and no Restricted Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously)

owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Restricted Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Restricted Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Restricted Subsidiary of each Credit Party is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result in a Material Adverse Effect and (f) no Credit Party and no Restricted Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws, which could give rise to liability of the Borrower or any Restricted Subsidiary under Environmental Laws.  None of the disclosures set forth on Schedule 3.12, individually or in the aggregate, constitute a Material Adverse Effect.

3.13                        Regulated Entities.  None of any Credit Party, any Person controlling any Credit Party, or any Restricted Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to or, if subject to, not exempt from, regulation under the Federal Power Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14                        Solvency.  On the Closing Date after giving effect to the incurrence of the Initial Loans and the use of proceeds thereof, Axiall and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

3.15                        Labor Relations.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Restricted Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Restricted Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Restricted Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Restricted Subsidiary of any Credit Party.

3.16                        Intellectual Property.  Schedule 3.16 sets forth a true and complete list as of the Closing Date of the following Intellectual Property each Credit Party owns, licenses or otherwise has the right to use:  (i) Intellectual Property that is registered or subject to applications for registration, (ii) Internet Domain Names and (iii) material Intellectual Property and material Software, separately identifying that owned and licensed to such Credit Party and including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by such Credit Party with respect thereto.  Each Credit Party and each Restricted Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Restricted Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Restricted Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17                        Brokers’ Fees; Transaction Fees.  Except as set forth on Schedule 3.17 and except for fees payable to Administrative Agent, the Arrangers and Lenders, none of the Credit Parties or any of their respective Restricted Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with this Agreement.

3.18                        Insurance.  Schedule 3.18 lists all liability, property and business interruption insurance policies and all other material insurance policies maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles.  Each of the Credit Parties and each of their respective Restricted Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.

3.19                        Ventures, Subsidiaries and Affiliates; Outstanding Stock.  All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Restricted Subsidiaries held by any Credit Party or any Restricted Subsidiary are duly authorized and validly issued and free and clear of all Liens other than those in favor of Collateral Agent, for the benefit of the Secured Parties and Liens permitted pursuant to subsection 5.1(p).  All such securities were issued in compliance with all applicable state, provincial and federal laws concerning the issuance of securities.  As of the Closing Date, all of the issued and outstanding Stock of each Credit Party (other than Axiall) and each Restricted Subsidiary of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 3.19.  Set forth in Schedule 3.19 is a true and complete organizational chart of Axiall and all of its respective Subsidiaries, which the Credit Parties shall update upon Administrative Agent’s reasonable request following the completion of any Permitted Acquisition.

3.20                        Jurisdiction of Organization; Chief Executive Office.  Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

3.21                        Locations of Inventory, Equipment and Books and Records.  Each Credit Party’s inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21 (which Schedule 3.21 shall be promptly updated by the Credit Parties upon notice to Administrative Agent as permanent Collateral locations change).

3.22                        Deposit Accounts and Other Accounts.  Schedule 3.22 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule 3.22 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.23                        [Reserved].

3.24                        Full Disclosure.  None of the representations or warranties made by any Credit Party or any of their Restricted Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Restricted Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Administrative Agent or the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect as of the time when made or delivered.

3.25                        Foreign Assets Control Regulations and Anti-Money Laundering.  Each Credit Party and each Subsidiary of a Credit Party is and will remain in compliance in all material respects with (i) all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by OFAC, (ii) all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it and (iii) the Foreign Corrupt Practices Act of 1977.  No Credit Party or Subsidiary of a Credit Party is in violation of any of the country or list-based, economic and trade sanctions administered and enforced by OFAC.  No Credit Party or Subsidiary of a Credit Party (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any of its assets located in Sanctioned Entities or (c) derives any revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.  No Credit Party has used, and no Credit Party will use, the proceeds of any extension of credit hereunder to fund any operation in, finance any investments or activities in, or make payments to, a Sanctioned Person or Sanctioned Entity.

3.26                        PATRIOT Act.  The Credit Parties and each of their Subsidiaries are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the PATRIOT Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

3.27                        Security Documents.

(a)                                 Pledge and Security Agreement.  The Pledge and Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein and, when (i) financing statements and other filings in appropriate form are filed in the appropriate offices and all relevant fees paid and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Pledge and Security Agreement), the Liens created by the Pledge and Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the Collateral described therein (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or the taking of possession or control), in each case subject to no Liens other than Permitted Liens.

(b)                                 PTO Filing; Copyright Office Filing.  When any patent and trademark security agreement or copyright security agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents registered or applied for with the United States Patent and Trademark Office or Copyrights registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.

(c)                                  Mortgages.  When entered into, each Mortgage shall be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority (except for certain non-consensual Liens on the Real Estate subject thereto to the extent such Liens have priority as a matter of law) Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are filed (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 4.13 and 4.17, when such Mortgage is filed in the appropriate office, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.

ARTICLE IV.
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that it shall, and shall cause each of the Credit Parties and their respective Subsidiaries, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

4.1                               Financial Statements.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided, that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments).  The Borrower shall deliver, or caused to be delivered, to Administrative Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Administrative Agent and the Required Lenders:

(a)                                 as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated and segmented balance sheets of Axiall and its consolidated Subsidiaries as at the end of the previous Fiscal Year and the related consolidated and segmented statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally recognized independent public accounting firm reasonably acceptable to Administrative Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status or exception as to scope of audit;

(b)                                 as soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter a copy of the unaudited consolidated and segmented balance sheets of Axiall and its consolidated Subsidiaries, and the related consolidated and segmented statements of income, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as being complete and correct in all material respects and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures;

(c)                                  [Reserved]; and

(d)                                 if applicable, simultaneously with the delivery of each set of financial statements referred to in subsections 4.1(a) and (b) above, the related consolidating financial statements (which may be in footnote form) reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

All requirements to deliver segmented balance sheets referred to in this Section 4.1 shall be satisfied by the delivery of such balance sheets as currently reported in public disclosure documents.

Axiall will hold and participate in a quarterly conference call for Lenders to discuss financial information delivered pursuant to paragraphs (a) and (b) above.  Axiall will hold such conference call following the last day of each Fiscal Quarter of Axiall and not later than five (5) Business Days from the time that Axiall delivers the financial information as set forth in paragraphs (a) and (b) above.  Prior to each conference call, Axiall shall issue a press release to the appropriate wire services announcing the time and date of such conference call and, unless the call is to be open to the public, Lenders, securities analysts and prospective lenders to contact the office of Axiall’s chief financial officer or investor relations department to obtain access.  If Axiall is holding a conference call open to the public to discuss the most recent Fiscal Quarter’s financial performance, Axiall will not be required to hold a second, separate call just for the Lenders.

4.2                               Certificates, Other Information.  The Borrower shall furnish to Administrative Agent and each Lender by Electronic Transmission:

(a)                                 together with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b), (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of Axiall, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the fiscal month or Fiscal Quarter, as applicable, and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to subsection 4.2(k) and discussing the reasons for any significant variations;

(b)                                 [Reserved];

(c)                                  promptly after the same are sent, copies of all financial statements and reports which Axiall sends to its shareholders generally, and promptly after the same are filed, copies of all material reports and registration statements which Axiall or any of its Restricted Subsidiaries makes to, or files with, the Securities and Exchange Commission or any successor;

(d)                                 [Reserved];

(e)                                  [Reserved];

(f)                                   [Reserved];

(g)                                  [Reserved];

(h)                                 [Reserved];

(i)                                     [Reserved];

(j)                                    [Reserved];

(k)                                 as soon as available following the end of each Fiscal Year, but not later than the last day of February of each year, projections of the Credit Parties’ (and their Subsidiaries’) consolidated and segmented (as currently reported in public disclosure documents) financial performance for such Fiscal Year on a month by month basis;

(l)                                     promptly upon receipt thereof, final copies of any material reports submitted by the independent registered public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(m)                             promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Administrative Agent may from time to time reasonably request; and

(n)                                 [Reserved].

Information required to be delivered pursuant to Sections 4.1(a) and (b) and 4.2(c) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other reports containing such information, shall have been posted on Axiall’s website on the internet (currently http://www.axiall.com) or by Electronic Transmission or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov; provided, that Axiall shall (i) promptly notify Administrative Agent of any such postings and (ii) deliver paper copies of such information to Administrative Agent or any Lender that reasonably requests such delivery.

4.3                               Notices.  The Borrower shall notify promptly Administrative Agent and each Lender of each of the following (and in no event later than (i) three (3) Business Days after a Responsible Officer becoming aware thereof in the cases of clauses (a), (b) and (g) below or (ii) ten (10) Business Days after a Responsible Officer becoming aware thereof in all other cases):

(a)                                 the occurrence or existence of any Default or Event of Default;

(b)                                 any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Restricted Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which, in either case, would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)                                  any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Restricted Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $30,000,000 (other than any such dispute, litigation, investigation, proceeding or suspension which would not reasonably be expected to result individually in Liabilities in excess of $10,000,000);

(d)                                 the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Restricted Subsidiary of any Credit Party (i) which would reasonably be expected to result in Liabilities in excess of $10,000,000 (or its equivalent in another currency or currencies), (ii) in which injunctive or similar relief is sought and which would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(e)                                  (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law if such notice relates to a violation of or potential liability under Environmental Law that would reasonably be expected to result in Environmental Liabilities in excess of $10,000,000 for any such violation or potential liability, individually, or in excess of $30,000,000 over any one Fiscal Year, (ii) (A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clause (A), (B) or (C) would reasonably be expected to result in Environmental Liabilities in excess of $10,000,000 for any individual occurrence, or in excess of $30,000,000 over any one Fiscal Year (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Environmental Liabilities in excess of $10,000,000 individually, or in excess of $30,000,000 over any one Fiscal Year;

(f)                                   promptly after any officer of any Credit Party knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g)                                  any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Administrative Agent and Lenders pursuant to this Agreement;

(h)                                 any material change in accounting policies or financial reporting practices by any Credit Party or any Restricted Subsidiary of any Credit Party;

(i)                                     any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Restricted Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j)                                    the creation, establishment or acquisition of any Restricted Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Axiall of Stock or Stock Equivalent not requiring a mandatory prepayment hereunder); and

(k)                                 any change in the credit rating of any Credit Party.

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower, on behalf of the Borrower, setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time.  Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4                               Preservation of Corporate Existence, Etc.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to:

(a)                                 preserve and maintain in full force and effect its organizational existence under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except in connection with transactions permitted by Section 5.3;

(b)                                 preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(c)                                  preserve or renew all of its registered Trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5                               Maintenance of Property.  Each Credit Party shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6                               Insurance.

(a)                                 Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar business as Axiall and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon reasonable written request from Administrative Agent, information presented in reasonable detail as to the insurance so carried.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, with respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(b)                                 The Credit Parties shall (i) cause any property and casualty insurance policies with respect to the Mortgaged Property to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, which endorsement or policy shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Credit Parties to Administrative Agent and (ii) cause all such insurance relating to any property or business of any Credit Party to name Administrative Agent as additional insured or Mortgagee and loss payee, as appropriate.  All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance acceptable to Administrative Agent, showing loss payable to Administrative Agent (Form CP 1218 or equivalent) and extra expense and business interruption endorsements under such policies directly to the Borrower and Administrative Agent; cause all such policies to provide that neither the Borrower, Administrative Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” or in the case of a policy insuring equipment, to contain an “Actual Cost Endorsement,” or similar endorsement without any deduction for depreciation, and such other provisions as may be customary with companies in the same or similar businesses; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Collateral Agent; cause each such policy to provide that it shall not be canceled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to Administrative Agent; deliver to Administrative Agent, prior to the cancellation or nonrenewal of such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Administrative Agent) or insurance certificate with respect, thereto, together with evidence reasonably satisfactory to Administrative Agent of payment of the premium thereof.

4.7                               Payment of Taxes and Claims.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, duly pay and discharge all United States federal, state and provincial taxes and all other material taxes, assessments and other similar governmental charges or levies imposed upon or against it or its properties or assets, except for (and to the extent of) taxes, assessments and governmental charges the validity of which is being contested in good faith by appropriate proceedings diligently pursued which stay the filing or enforcement of any Lien, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

4.8                               Compliance with Laws.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9                               Inspection of Property and Books and Record.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP in all material respects, and will, and will cause each of its Restricted Subsidiaries to, keep adequate records and books of account in which complete and correct entries in all material respects will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Collateral Agent shall have access at any and all times during the continuance thereof):  provide access to such property to Collateral Agent and any of its Related Persons (subject to accountants’ customary policies and procedures), as frequently as Collateral Agent determines to be appropriate, upon reasonably advance notice to the Bor rower, for the purposes of inspecting and verifying the Collateral and all of each Credit Party’s books and records (including making extracts and copies thereof).  If an Event of Default has occurred and is continuing, any Lender may accompany Collateral Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.10                        Use of Proceeds.  The Borrower shall use the proceeds of the Loans solely as follows: (a) to pay costs and expenses of the Refinancing and costs and expenses required to be paid pursuant to Section 2.1, and all professional fees, investment banking fees, and other fees and expenses incurred by the Credit Parties in connection with any of the foregoing or the execution and delivery of this Agreement, and (b) for general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

4.11                        [Reserved].

4.12                        Maintenance of Ratings.  The Credit Parties shall use commercially reasonable efforts to cause the Loans and Axiall’s corporate credit to continue to be rated by S&P and Moody’s (but not to maintain a specific rating).

4.13                        Further Assurances.

(a)                                 Each Credit Party shall ensure that all written information, exhibits and reports furnished to Administrative Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made, and will promptly disclose to Administrative Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)                                 Promptly upon request by Administrative Agent or Collateral Agent, as appropriate, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Administrative Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents in any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document.  Without limiting the generality of the foregoing and except as otherwise approved in writing by Administrative Agent, the Borrower shall promptly, and in any event within thirty (30) days of the acquisition or formation thereof (or such longer period as the Administrative Agent may agree in its sole discretion), cause each of Axiall’s U.S. Subsidiaries to become a Credit Party by executing a joinder agreement to the Guaranty Agreement, shall cause each such Credit Party to grant to Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in, subject to the limitations hereinafter set forth, all of such Credit Party’s Property to secure such guaranty.  Furthermore and except as otherwise approved in writing by Administrative Agent and unless not required under the applicable Collateral Document, the Borrower shall, and shall cause each of Axiall’s U.S. Subsidiaries to, pledge all of the Stock and Stock Equivalents of each of its U.S. Subsidiaries (other than U.S. Subsidiaries owned indirectly through a Foreign Subsidiary) and First Tier Foreign Subsidiaries that are not Immaterial Subsidiaries (provided, that with respect to (i) any First Tier Foreign Subsidiary and (ii) any U.S. Subsidiary substantially all of the assets of which consist of (a) Stock or Stock Equivalents in one or more Foreign Subsidiaries and (b) assets which are directly related to (and exist only to the extent necessary for) its corporate existence and its ownership of such Stock or Stock Equivalents, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s or such U.S. Subsidiary’s, as the case may be, outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary’s or such U.S. Subsidiary’s, as the case may be, outstanding non-voting Stock and Stock Equivalents) in each instance, to Collateral Agent, for the benefit of the Secured Parties, to secure the Obligations.  In the event any Credit Party acquires fee title to any Real Estate with a fair market value in excess of (x) $20,000,000 individually or (y) $30,000,000 in the aggregate with respect to all such Real Estate with a fair market value less than $20,000,000, in each case, after the Closing Date, within thirty (30) days following such acquisition (or such longer period as the Administrative Agent may agree in its sole discretion), such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Collateral Agent, (w) an appraisal complying with FIRREA, (x) within forty-five (45) days of receipt of notice from Collateral Agent that Real Estate is located in a Special Flood Hazard Area, Flood Insurance as required by subsection 4.6(a), (y) a fully executed Mortgage, in form and substance reasonably satisfactory to Collateral Agent together with an A.L.T.A. lender’s title insurance policy (or commitment to issue such a policy) in form and substance reasonably satisfactory to Collateral Agent having the effect of a loan policy of title insurance) issued by a title insurer insuring (or committing to insure) that the Mortgage is a valid and enforceable Lien) on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens (provided that in jurisdictions that impose mortgage, documentary stamp or other taxes upon the recording of a Mortgage, such Mortgages shall not secure Indebtedness in an amount exceeding 100% of the fair market value of such Real Estate), and (z) then current A.L.T.A. surveys, certified to Collateral Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy; provided, that, notwithstanding the foregoing, the Credit Parties shall not be required to deliver any surveys, zoning reports or zoning letters with respect to a Mortgaged Property to the extent the title company is willing to issue the applicable Mortgage Policy with (i) the general or standard survey exception deleted and (ii) all survey related endorsements (to the extent available in the applicable jurisdiction and at commercially reasonable rates).  In addition to the obligations set forth in subsections 4.6(a) and 4.13(b)(x), within forty-five days after written notice from Collateral Agent to the Credit Parties that any Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Flood Insurance requirements of subsection 4.6(a).  In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Collateral Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, for so long as the ABL Facility or any Permitted Refinancings thereof are outstanding, the Credit Parties shall only be required to grant a security interest in Revolving Priority Collateral to the extent required under the ABL Credit Agreement.

(c)                                  Each Credit Party shall, and shall cause any of its Subsidiaries to, take such actions as are necessary to ensure that if any Subsidiary that is an Immaterial Subsidiary or Unrestricted Subsidiary at any time ceases to be an Immaterial Subsidiary or Unrestricted Subsidiary, as applicable, such Subsidiary shall promptly (and in any event within thirty (30) days thereof (or such longer period as the Administrative Agent may agree in its sole discretion)) guarantee, and pledge its assets to Collateral Agent as collateral for, the Obligations in the manner and to the extent required by subsection 4.13(b) above.

4.14                        Environmental Matters.  Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Restricted Subsidiaries that is not a Credit Party to, comply in all material respects with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries that is not a Credit Party to, comply with Environmental Laws applicable to Hazardous Materials, except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

4.15                        [Reserved].

4.16                        Designation of Restricted and Unrestricted Subsidiaries.  The board of directors of Axiall may at any time designate any Restricted Subsidiary of Axiall as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower may not be designated as an Unrestricted Subsidiary, (iii) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or the equivalent term) for the purpose of the ABL Credit Agreement, the 4.625% Notes Indenture or 4.875% Notes Indenture (or any agreements governing any Permitted Refinancing thereof), (iv) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Stock in Axiall or its Restricted Subsidiaries or hold any Indebtedness of, or any Lien on any property of Axiall or its Restricted Subsidiaries and (v) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to Axiall or its Subsidiaries with respect to such Indebtedness; provided, that this clause (v) shall not apply to the extent that (x) such Unrestricted Subsidiary’s principal objective is constructing, acquiring, owning, refurbishing, upgrading or operating an Ethylene Cracker Facility and (y) any Liens granted in connection with any credit support or guarantee provided by Axiall or its Subsidiaries in connection therewith are permitted under Section 5.1.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Axiall therein at the date of designation in an amount equal to the portion (proportionate to Axiall’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary (and such designation shall only be permitted to the extent such Investment is permitted under Section 5.4) as determined by Axiall in good faith; provided, that upon a redesignation of such Unrestricted Subsidiary as a Subsidiary, Axiall shall be deemed to continue to have a permanent Investment in a Subsidiary in an amount (if positive) equal to (a) Axiall’s “Investment” in such Subsidiary at the time of such redesignation, less (b) the portion (proportionate to Axiall’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation as determined by Axiall in good faith.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Unrestricted Subsidiary existing at such time and a return on any Investment by Axiall in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by Axiall in good faith at the date of such designation of Axiall’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.  Any designation of a Subsidiary of Axiall as an Unrestricted Subsidiary will be evidenced to Administrative Agent by delivering to Administrative Agent a certified copy of a resolution of the board of directors of Axiall giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of and Investments by such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Axiall as of such date and, if such Indebtedness is not permitted to be incurred as of such date under this Agreement, the Borrower will be in default of such covenants.

4.17                        Post-Closing Matters.  To the extent not delivered to Administrative Agent or Collateral Agent, as applicable, on or before the Closing Date, each Credit Party agrees to, and to cause each of its respective Restricted Subsidiaries to (a) deliver each of the items set forth on Schedule 4.17 within the time periods and in the manner specified on such schedule, in each case in form and substance reasonably satisfactory to Administrative Agent or Collateral Agent, as applicable, and (b) otherwise comply with the requirements set forth on Schedule 4.17.

ARTICLE V.
NEGATIVE COVENANTS

The Borrower covenants and agrees that it shall not and shall cause the Credit Parties and their respective Subsidiaries not to, so long as any Lender shall have any Term Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1                               Limitation on Liens.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)                                 any Lien existing on the Property of a Credit Party or a Restricted Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness and permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by subsection 5.5(c);

(b)                                 any Lien created under any Loan Document in favor of the Secured Parties Securing the Obligations;

(c)                                  Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d)                                 carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens which are not past due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)                                  Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)                                   Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges) not constituting an Event of Default under subsection 7.1(h);

(g)                                  easements, rights of way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Restricted Subsidiary of any Credit Party;

(h)                                 Liens securing Indebtedness permitted under subsections 5.5(d) and 5.5(n); provided, that (A) such Liens attach concurrently with or within one hundred eighty (180) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(i)                                     [Reserved];

(j)                                    any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k)                                 licenses and sublicenses granted by a Credit Party or any Restricted Subsidiary of a Credit Party and leases or subleases (by a Credit Party or any Restricted Subsidiary of a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering in any material respect with the business of the Credit Parties and their Restricted Subsidiaries;

(l)                                     Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

(m)                             Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(n)                                 [Reserved];

(o)                                 Liens securing Indebtedness permitted by subsection 5.5(g) assumed in connection with any Permitted Acquisition; provided, that (i) such Lien was not created in contemplation of such Permitted Acquisition or such Person becoming a Credit Party (or Restricted Subsidiary of a Credit Party), (ii) such Lien does not extend to any assets other than those of the Target of such Permitted Acquisition and (iii) such Lien shall be created no later than the later of the date of such Permitted Acquisition or the date of the assumption of such Indebtedness;

(p)                                 (i) Liens securing Indebtedness permitted under subsection 5.5(h) and subject to the terms of the Intercreditor Agreement and (ii) Liens securing Indebtedness permitted under subsection 5.5(o);

(q)                                 in the case of property of a Canadian Subsidiary with respect to unregistered Prior Claims for items not yet due and payable;

(r)                                    the reservations, limitations, provisos and conditions expressed in any original grants from the Crown of real or immovable property, which do not materially interfere with (i) the ordinary conduct of the business of the applicable Person or (ii) the use and enjoyment of such real or immovable property;

(s)                                   Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by a Credit Party or any of their Restricted Subsidiaries in the Ordinary Course of Business;

(t)                                    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(u)                                 Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any Credit Party or any of their Restricted Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board and (ii) such deposit account is not intended by any Credit Party or any of their Restricted Subsidiaries to provide collateral to the depositary institution; and

(v)                                 Liens securing Indebtedness or other obligations of the Credit Parties or any of their Restricted Subsidiaries; provided that such Indebtedness shall not exceed the greater of (i) $150,000,000 and (ii) 5.50% of Consolidated Net Tangible Assets as of the last day of the most recently ending four Fiscal Quarter period prior to the date of the incurrence thereof.

5.2                               Disposition of Assets.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Restricted Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

(a)                                 dispositions to any Person other than an Affiliate of a Credit Party of (i) inventory, or (ii) worn out, obsolete or surplus equipment in the Ordinary Course of Business;

(b)                                 Dispositions of inventory and goods held for sale in the Ordinary Course of Business;

(c)                                  transactions permitted under subsection 5.1(k);

(d)                                 dispositions of assets pursuant to sale and leaseback transactions in an aggregate amount not to exceed $100,000,000; provided, that no Default or Event of Default is in existence at the time of such disposition or would result therefrom;

(e)                                  dispositions of those assets set forth in Schedule 5.2; provided, that no Event of Default is in existence at the time of such disposition or would result therefrom;

(f)                                   dispositions of assets from (i) a Credit Party to another Credit Party, (ii) from a Restricted Subsidiary that is not a Credit Party to a Credit Party and (iii) from a Restricted Subsidiary that is not a Credit Party to another Restricted Subsidiary that is not a Credit Party;

(g)                                  dispositions of assets from a Restricted Subsidiary that is not a Credit Party to another Credit Party for not more than fair market value;

(h)                                 dispositions of Cash Equivalents in the Ordinary Course of Business;

(i)                                     any issuance or sale of Stock or Stock Equivalents in an Unrestricted Subsidiary;

(j)                                    leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the Ordinary Course of Business and which do not materially interfere with the business of the Credit Parties and their Restricted Subsidiaries, taken as a whole;

(k)                                 dispositions of assets to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Notes Priority Collateral (as defined in the Intercreditor Agreement), such replacement property shall constitute Notes Priority Collateral (as defined in the Intercreditor Agreement);

(l)                                     dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)                             dispositions of assets if, immediately after giving effect to any such disposition, the aggregate amount (based on the net book value of all such assets) of all such dispositions does not exceed the greater of (i) $225,000,000 and (ii) 5% of the Consolidated Total Assets of the Credit Parties and their Restricted Subsidiaries (calculated for the fiscal month most recently ended prior to such disposition for which financial statements have been delivered pursuant to Section 4.1 on a pro forma basis after giving effect to such disposition); provided, that (A) no Default or Event of Default is in existence at the time of such disposition or would result therefrom and (B) the non-cash consideration received in connection therewith shall not exceed 25% of the total consideration received in connection with such disposition (it being agreed that non-cash consideration consisting of Designated Non-Cash Consideration received in respect of dispositions having an aggregate fair market value in an amount not to exceed the greater of (i) $30,000,000 and (ii) 1% of the Consolidated Total Assets of the Credit Parties and their Restricted Subsidiaries (calculated for the fiscal month most recently ended prior to such disposition for which financial statements have been delivered pursuant to Section 4.1 on a pro forma basis after giving effect to such disposition) in the aggregate shall be excluded from such calculation); and

(n)                                 dispositions constituting Investments permitted by Section 5.4; provided, that the amount of such Investment shall be deemed to be the fair market value of any assets disposed.

5.3                               Consolidations, Mergers, etc.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, merge, amalgamate, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) any Subsidiary of Axiall (other than the Borrower) may merge or amalgamate with, or dissolve or liquidate into, the Borrower or a Credit Party, provided, that the Borrower or such Credit Party shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Collateral Agent shall have been completed, (b) any Foreign Subsidiary may amalgamate, merge or consolidate with or into another Foreign Subsidiary, provided that if a First Tier Foreign Subsidiary is a constituent entity in such merger, amalgamation, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity, (c) any Subsidiary of Axiall that is not a Credit Party merge or amalgamate with, or dissolve or liquidate into any other Subsidiary of Axiall that is not a Credit Party, (d) any Subsidiary of Axiall may merge, amalgamate or consolidate with another Person to the extent constituting an Investment permitted pursuant to Section 5.4, and (e) any Subsidiary of Axiall (other than the Borrower) may be dissolved or liquidated, provided that if such Subsidiary is a Credit Party, such Subsidiary’s assets are transferred to a Credit Party in connection with such liquidation or dissolution.

5.4                               Acquisitions; Loans and Investments.  No Credit Party shall and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Restricted Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, amalgamation, consolidation or other combination or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Credit Party, any Affiliate of a Credit Party or any Restricted Subsidiary of a Credit Party (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)                                 Investments in cash and Cash Equivalents;

(b)                                 (i) Investments by any Credit Party in any other Credit Party, (ii) Investments by any Subsidiary that is not a Credit Party in any Credit Party or any other Subsidiary of any Credit Party and (iii) Investments by any U.S. Credit Party in any Canadian Credit Party (as such terms are defined in the ABL Credit Agreement) in the form of intercompany advances or loans made for working capital purposes; provided, that (A) if any Credit Party executes and delivers a note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing by such Credit Party, that Intercompany Note shall be pledged and delivered to Collateral Agent pursuant to the Pledge and Security Agreement as additional collateral security for the Obligations; and (B) each Credit Party shall accurately record all intercompany transactions on its books and records;

(c)                                  Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to subsection 5.2(m);

(d)                                 Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e)                                  (i) Investments in Subsidiaries of Axiall existing on the Closing Date and (ii) additional Investments existing on the Closing Date and set forth in Schedule 5.4;

(f)                                   loans or advances to employees permitted under Section 5.6;

(g)                                  Permitted Acquisitions;

(h)                                 Acquisitions in an amount not to exceed $15,000,000 in a single transaction or $50,000,000 in the aggregate during the term of this Agreement; provided, that (i) the Credit Parties and their Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13, (ii) the assets, business or division acquired are for use, or the Person acquired is engaged, in a line of business substantially similar to the business conducted by the Credit Parties on the Closing Date (and business activities reasonably related, incidental, ancillary or complementary thereto, including, without limitation, (A) all chemicals distribution, formulation, manufacturing, marketing, production, processing and sales businesses of any kind, including without limitation, agriculture, commodity, diversified, industrial, inorganic, organic and specialty chemicals businesses; and (B) all building products and construction materials distribution, formulation, manufacturing, marketing, production, processing and sales businesses of any kind) and (iii) no Default or Event of Default shall then exist or would exist after giving effect thereto;

(i)                                     Investments; provided, that at the time any such Investment is made and immediately after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the total consideration paid or payable (including without limitation, all transaction costs, assumed Indebtedness and Liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Restricted Subsidiaries after giving effect to such Investment and the reasonably anticipated amount of all deferred payments) for all Investments consummated during the term of this Agreement pursuant to this clause (i) (exclusive of the value of any Stock or Stock Equivalents of Axiall paid or payable in connection with any such Investment)shall not exceed the greater of $250,000,000 and 9.25% of Consolidated Net Tangible Assets in the aggregate for all such Investments outstanding immediately preceding the incurrence thereof (pro forma after giving effect to such Investment).  For the avoidance of doubt, the restrictions set forth above shall not prohibit or require a reduction of outstanding Investments that were permitted to be made by this clause (i) at the time such Investments were made;

(j)                                    any Investments made in connection with any disposition set forth on Schedule 5.2;

(k)                                 so long as no Default or Event of Default shall have occurred and be continuing or result therefrom, Investments in Unrestricted Subsidiaries and Foreign Subsidiaries, in an aggregate amount of all such Investments outstanding at any time not to exceed $40,000,000;

(l)                                     Ethylene Cracker Investments in an aggregate amount not to exceed $1,400,000,000;

(m)                             Investments; provided that at the time any such Investment is made and immediately after giving pro forma effect thereto and any Indebtedness incurred to finance such Investment, the Consolidated Total Debt Ratio is less than or equal to 4.75 to 1.00;

(n)                                 Investments by a Credit Party or any of its Restricted Subsidiaries in a Permitted Joint Venture, so long as:

(i) such Permitted Joint Venture does not have any Indebtedness for borrowed money at the time of such Investment (or contemplated to be incurred contemporaneously with such Investment) (other than Indebtedness owing to the equity holders of such Permitted Joint Venture, a Credit Party or any Restricted Subsidiary);

(ii) such Permitted Joint Venture is engaged only in a line of business substantially similar to the business conducted by the Credit Parties on the Closing Date (and business activities reasonably related, ancillary or complementary thereto); and

(iii)                               after giving pro forma effect to such Investment, the Borrower would be permitted to incur $1.00 of additional Indebtedness under Section 5.5(f);

(o)                                 [Reserved];

(p)                                 Investments represented by Rate Contracts;

(q)                                 Investments to the extent the payment for such Investment is made solely with Stock or Stock Equivalents of Axiall;

(r)                                    Investments consisting of Contingent Obligations permitted pursuant to Section 5.9;

(s)                                   Investments consisting of the purchase of Stock and Stock Equivalents of TCI not owned by any Credit Party or any Restricted Subsidiary of a Credit Party on the Closing Date in an aggregate amount not to exceed $200,000,000; and

(t)                                    Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into Axiall or merged or consolidated with a Restricted Subsidiary in accordance with Section 5.3 after the Closing Date to the extent that such investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

5.5                               Limitation on Indebtedness.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)                                 the Obligations;

(b)                                 Indebtedness consisting of Contingent Obligations described in clause (c) of the definition thereof and permitted pursuant to Section 5.9;

(c)                                  Indebtedness existing on the Closing Date and set forth in Schedule 5.5 (and, in each case, Permitted Refinancings thereof);

(d)                                 Indebtedness not to exceed the greater of (x) $225,000,000 and (y) 5.5% of Consolidated Net Tangible Assets as of the last day of the most recently ending four Fiscal Quarter period prior to the date of the incurrence thereof, consisting of Capital Lease Obligations or Indebtedness (including, without limitation, industrial revenue bonds) incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, constructing, repairing, replacing or improving any Property (and which Indebtedness is secured by Liens permitted by subsection 5.1(h)) and Permitted Refinancings thereof;

(e)                                  unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b); provided, that if a Credit Party is the obligor of such Indebtedness, such Indebtedness is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder on terms reasonably satisfactory to Administrative Agent;

(f)                                   Indebtedness so long as the Consolidated Coverage Ratio (as defined in the 4.625% Notes Indenture on the Closing Date) exceeds 2.00 to 1.00 (calculated for the four Fiscal Quarter period most recently ended prior to the incurrence of such Indebtedness for which financial statements have been delivered pursuant to Section 4.1 on a pro forma basis after giving effect to such incurrence) and Permitted Refinancings thereof; provided, that no Default or Event of Default shall have occurred and be continuing, or would result therefrom;

(g)                                  Indebtedness assumed in connection with any Permitted Acquisition (and Permitted Refinancings thereof); provided, that such Indebtedness shall not have been incurred by any party in contemplation of such Permitted Acquisition and such Indebtedness (and any guarantee thereof) shall be permitted under Section 5.1 and Section 5.9, respectively, on a pro forma basis at the time of such assumption;

(h)                                 secured Indebtedness evidenced by (i) the ABL Facility in an aggregate principal amount not to exceed the greater of (x) $600,000,000, less the aggregate amount of all Net Cash Proceeds of Dispositions applied by Axiall or any of its Restricted Subsidiaries since the Closing Date to repay any Loans or to repay any revolving credit Indebtedness under the ABL Facility and effect a corresponding commitment reduction thereunder or (y) the Borrowing Base (as defined in the 4.625% Notes Indenture as in effect on the date hereof) as of the date of such incurrence and, in each case, Permitted Refinancings thereof (including any guarantees thereof by Axiall and its Restricted Subsidiaries) and (ii) Other Pari Passu Lien Obligations in an aggregate principal amount not to exceed the greater of (x) $800,000,000 (less the outstanding principal amount, at any time of Loans and Other Pari Passu Lien Obligations outstanding at such time) and (y) an amount such that both before and after giving effect to the incurrence of such Other Pari Passu Lien Obligations, the Consolidated Secured Debt Ratio would be no greater than 3.50 to 1.00 (calculated for the four Fiscal Quarter period most recently ended prior to the incurrence of such Other Pari Passu Lien Obligations for which financial statements have been delivered pursuant to Section 4.1 on a pro forma basis after giving effect to such incurrence);

(i)                                     Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the Ordinary Course of Business, and reimbursement obligations in respect of any of the foregoing (including in respect of letters of credit issued in support of any of the foregoing);

(j)                                    to the extent constituting Indebtedness, sale and leaseback transactions permitted under Section 5.2;

(k)                                 Indebtedness of Restricted Subsidiaries which are not Credit Parties in an aggregate amount at any time outstanding not to exceed the greater of (x) $225,000,000 and (y) 5.5% of the Consolidated Net Tangible Assets of such Restricted Subsidiaries as of the last day of the most recently ending four Fiscal Quarter period prior to the date of the incurrence thereof, and Permitted Refinancings thereof;

(l)                                     Indebtedness of Axiall and its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (x) $225,000,000 and (y) 5.5% of Consolidated Net Tangible Assets as of the last day of the most recently ending four Fiscal Quarter period prior to the date of the incurrence thereof, and Permitted Refinancings thereof;

(m)                             Indebtedness which is incurred to finance an Ethylene Cracker Investment, or to finance the acquisition, construction, refurbishing, improvement, repairing, replacing or upgrading of an Ethylene Cracker Facility, in an aggregate amount not to exceed $1,400,000,000, and Permitted Refinancings thereof;

(n)                                 Indebtedness of a Person that becomes a Restricted Subsidiary and any Permitted Refinancings thereof so long as (i) such Indebtedness is existing as the time such Person becomes a Restricted Subsidiary (and is not incurred in contemplation of such Person becoming a Restricted Subsidiary), (ii) such Indebtedness (and any guarantee thereof) shall be permitted under Section 5.1 and Section 5.9, respectively, on a pro forma basis at the time of such assumption and (iii) is Non-Recourse Debt; and

(o)                                 Credit Agreement Refinancing Indebtedness, Incremental Equivalent Debt and, in each case, Permitted Refinancings thereof.

5.6                               Employee Loans and Transactions with Affiliates.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, enter into any transaction with any Affiliate of the Borrower or of any such Restricted Subsidiary or pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party, except:

(a)                                 as expressly permitted by this Agreement, including, without limitation, loans and other transactions among the Credit Parties to the extent not otherwise prohibited by this Agreement, intercompany Indebtedness permitted under Section 5.5 and Restricted Payments permitted under Section 5.11;

(b)                                 pursuant to the reasonable requirements of the business of such Credit Party or such Restricted Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Restricted Subsidiary and which are disclosed in writing to Administrative Agent to the extent any such transaction involves aggregate consideration in excess of $25,000,000;

(c)                                  customary compensation and reimbursement of expenses and indemnity provided on behalf of officers and directors;

(d)                                 any issuance of Stock and Stock Equivalents of Axiall to Affiliates of Axiall;

(e)                                  loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business; and

(f)                                   non-cash loans or advances made by Axiall to employees of Credit Parties that are simultaneously used by such Persons to purchase Stock or Stock Equivalents of Axiall.

Any such transactions existing as of the Closing Date that involve consideration in excess of $25,000,000 as described in Schedule 5.6.

5.7                               [Reserved].

5.8                               Margin Stock; Use of Proceeds.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9                               Contingent Obligations.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)                                 endorsements for collection or deposit in the Ordinary Course of Business;

(b)                                 Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c)                                  Contingent Obligations of the Credit Parties and their Restricted Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Restricted Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)                                 Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Administrative Agent title insurance policies;

(e)                                  Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder this Agreement and (ii) purchasers in connection with dispositions permitted under subsection 5.2(b);

(f)                                   Contingent Obligations arising under letters of credit;

(g)                                  Contingent Obligations arising under guarantees of obligations of any Restricted Subsidiary which obligations are otherwise permitted under this Agreement; provided, that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(h)                                 Contingent Obligations consisting of Indebtedness permitted under Section 5.5 or Investments permitted under Section 5.4;

(i)                                     Contingent Obligations assumed in connection with any Permitted Acquisition; provided, that such Contingent Obligations shall not have been incurred by any party in contemplation of such Permitted Acquisition and Permitted Refinancings thereof;

(j)                                    Contingent Obligations arising in connection with or incurred pursuant to any Ethylene Cracker Investment; and

(k)                                 other Contingent Obligations not exceeding $35,000,000 in the aggregate at any time outstanding.

5.10                        Compliance with ERISA.  Except as would not, in the aggregate, have a Material Adverse Effect, no ERISA Affiliate shall cause or suffer to exist (a) any event that would reasonably be expected to result in the imposition of a Lien on any asset of a Credit Party or a Restricted Subsidiary of a Credit Party with respect to any Benefit Plan or Multiemployer Plan or (b) any other ERISA Event.

5.11                        Restricted Payments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that:

(a)                                 a Restricted Subsidiary of Axiall may pay a dividend or other distribution (or, in the case of any partnership or limited liability company, any similar distribution) to the holders of its Stock or Stock Equivalents on a pro rata basis;

(b)                                 Axiall may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

(c)                                  Axiall may make Restricted Payments; provided that at the time any such Restricted Payment is made and immediately after giving pro forma effect thereto and the incurrence of any Indebtedness used to finance such Restricted Payment, the Consolidated Total Debt Ratio is less than or equal to 4.75 to 1.00;

(d)                                 Axiall and its Restricted Subsidiaries may pay any dividend or consummate any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement (assuming for purposes of this clause (d) that the giving of a redemption notice is a Restricted Payment);

(e)                                  Axiall may make any Restricted Payments in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Axiall) of, Stock or Stock Equivalents of Axiall (other than Stock or Stock Equivalents constituting Indebtedness) or from the substantially concurrent contribution of common equity capital to Axiall;

(f)                                   Axiall and its Restricted Subsidiaries may repurchase, redeem, defease or otherwise acquire or retire for value Subordinated Indebtedness of a Credit Party with the net cash proceeds from a substantially concurrent incurrence of Indebtedness constituting a Permitted Refinancing;

(g)                                  Axiall and its Restricted Subsidiaries may repurchase or otherwise retire its Stock or Stock Equivalents in connection with the exercise, vesting or award of Stock or Stock Equivalents to employees or other qualified recipients made for compensation purposes, to the extent such Stock or Stock Equivalents so repurchased or retired represent the exercise price in respect of stock options, or the reduction in Stock or Stock Equivalents to account for payments in respect of withholding, income or similar taxes, paid by Axiall or its Restricted Subsidiaries on behalf of such employees or other qualified recipients;

(h)                                 Axiall and its Restricted Subsidiaries may declare and pay regularly scheduled or accrued dividends to holders of any class or series of Indebtedness of the type described in clause (h) of the definition thereof of Axiall or any of its Restricted Subsidiaries issued on or after the Closing Date in accordance with Section 5.5;

(i)                                     Axiall and its Restricted Subsidiaries may make loans or advances to employees or directors of Axiall or any of its Restricted Subsidiaries permitted under Section 5.6 hereof;

(j)                                    Axiall and its Restricted Subsidiaries may purchase, repurchase, redeem, defease or otherwise acquire or retire Indebtedness of the type described in clause (h) of the definition thereof of Axiall or any of its Restricted Subsidiaries made by exchange for or out of the proceeds of the substantially concurrent sale of Indebtedness of the same type;

(k)                                 so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Axiall and its Restricted Subsidiaries may purchase, repurchase, redeem, defease or otherwise acquire or retire Stock or Stock Equivalents of Axiall held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed the sum of (A) $10.0 million during any calendar year (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to Axiall from the issuance and sale after the Closing Date of Stock or Stock Equivalents of Axiall to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (k), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (k);

(l)                                     so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Axiall may declare and pay dividends to the holders of common stock of Axiall and/or purchase, repurchase, redeem, defease or otherwise acquire or retire Stock or Stock Equivalents of Axiall pursuant to a repurchase program approved by Axiall’s board of directors; provided that the aggregate amount of cash consideration paid for all such dividends, purchases, repurchases, redemptions, defeasances or other acquisitions or retirements shall not exceed $150,000,000 during any Fiscal Year; and

(m)                             so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Axiall and is Restricted Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed $75,000,000 since the Closing Date.

5.12                        Change in Business.  No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof, or business activities reasonably related, incidental, ancillary or complementary thereto (including, without limitation, (A) all chemicals distribution, formulation, manufacturing, marketing, production, processing and sales businesses of any kind, including without limitation, agriculture, commodity, diversified, industrial, inorganic, organic and specialty chemicals businesses; and (B) all building products and construction materials distribution, formulation, manufacturing, marketing, production, processing and sales businesses of any kind).

5.13                        Change in Structure.  Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, make any changes in its equity capital structure, issue any Stock or Stock Equivalents or amend any of its Organization Documents, in each case, in any respect materially adverse to Administrative Agent or Lenders.

5.14                        Changes in Accounting, Name or Jurisdiction of Organization.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least twenty (20) days’ prior written notice to Administrative Agent and the acknowledgement of Administrative Agent that all actions required by Administrative Agent, including those to continue the perfection of its Liens, have been completed.

5.15                        Amendments to Other Financing Documents and Subordinated Indebtedness.  No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries directly or indirectly to, change or amend the terms of any (i) Other Financing Documents in a manner prohibited by the Intercreditor Agreement, if applicable or (ii) Subordinated Indebtedness if the effect of such change or amendment with respect to such Subordinated Indebtedness is to:  (A) increase the interest rate which is payable in cash on such Indebtedness by more than 200 basis points per annum; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner materially adverse to the Credit Parties any event of default or add or make materially more restrictive any covenant with respect to such Indebtedness; (D) change in a manner materially adverse to the Credit Parties the prepayment provisions of such Indebtedness; or (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof) in a manner adverse to Administrative Agent and the Lenders.

5.16                        No Negative Pledges.

(a)                                 No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Restricted Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Restricted Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Credit Party except pursuant to any document or instrument governing Indebtedness permitted pursuant to subsections 5.5(c), 5.5(f), 5.5(h), 5.5(k) and 5.5(m) (in each case that do not impair in any material respect, the Credit Parties’ ability to satisfy the Obligations (as determined by the Borrower in good faith)).  No Credit Party shall, and no Credit Party shall permit any of its U.S. Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Collateral Agent for the benefit of the Secured Parties, whether now owned or hereafter acquired except (i) in connection with any document or instrument governing Liens permitted pursuant to subsections 5.1(a), 5.1(h), 5.1(l), 5.1(o), 5.1(p) and 5.1(v), provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens or (ii) contained in any agreement entered into in connection with a Permitted Acquisition.

(b)                                 No Credit Party shall issue any Stock or Stock Equivalents (i) if such issuance would result in an Event of Default under subsection 7.1(k) and (ii) unless such Stock and Stock Equivalents are pledged to Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the other Stock and Stock Equivalents of such Credit Party are pledged to Collateral Agent.

5.17                        OFAC; PATRIOT Act.  No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to fail to comply with the applicable economic sanctions, anti-money laundering and anti-corruption  laws, regulations and executive orders.

5.18                        Sale-Leasebacks.  Except as otherwise permitted pursuant to subsection 5.2(d), no Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.19                        Hazardous Materials.  No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Restricted Subsidiary of any Credit Party), in each such case, to the extent such Release would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

5.20                        Equity Interests of Axiall Limited Partnership.  No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon the Stock or Stock Equivalents of Axiall Limited Partnership, other than (i) Liens incurred pursuant to Section 5.1(b), (ii) Liens securing Other Pari Passu Lien Obligations and (iii) Liens securing the ABL Credit Agreement on a junior priority basis and limited to sixty-five percent (65%) of the voting Stock and Stock Equivalents of Axiall Limited Partnership.

5.21                        Canadian Holdco Covenant.  Axiall Limited Partnership shall not (a) hold any assets other than (i) the Restructured Holdco Notes, (ii) the Stock of certain Subsidiaries of Axiall and (iii) partnership books and records of Axiall Limited Partnership, (b) have any liabilities (contingent or otherwise) other than administrative expenses of Axiall Limited Partnership in the ordinary course of business or (c) engage in any activities or business other than (i) owning the Restructured Holdco Notes, the Stock of certain Subsidiaries of Axiall and activities incidental or related thereto, (ii) maintaining its legal existence and (iii) participating in other administrative matters as a member of the consolidated group of Axiall and its Subsidiaries.

5.22                        [Reserved].

5.23                        Permitted Reorganization.  Administrative Agent and each of the Lenders hereby agree that certain restructuring transactions among Axiall and its Subsidiaries to be entered into in connection with the Credit Parties’ global tax planning (the “Tax Planning Transactions”) may be consented to by Administrative Agent (such consent not to be unreasonably withheld or delayed) on behalf of the Requisite Lenders and that such Tax Planning Transactions shall not constitute “Investments” or “Dispositions” for purposes of the limitations of this Agreement; provided, however, that Administrative Agent shall withhold its consent (and shall be deemed to be acting reasonably in withholding such consent) to any such transactions that (i) adversely affect the perfection or priority of the Liens granted pursuant to the Loan Documents, except to the extent any such Liens are replaced by perfected Liens with the same priority on assets with substantially equivalent value, as determined by Administrative Agent in its sole discretion, (ii) adversely affect the value of any Collateral, including any Stock pledged pursuant to the Loan Documents, except to the extent any such Collateral is replaced with assets with substantially equivalent value, as determined by Administrative Agent in its sole discretion, or (iii) release any Restricted Subsidiary from its Obligations under the Loan Documents, except to the extent any such guaranty is replaced with a replacement guaranty or other credit support with substantially equivalent value, as determined by Administrative Agent in its sole discretion.

ARTICLE VI.
[RESERVED]

ARTICLE VII.
EVENTS OF DEFAULT

7.1                               Events of Default.  Any of the following shall constitute an “Event of Default”:

(a)                                 Non-Payment.  Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, (ii) to pay within three (3) Business Days after the same shall become due, any interest, or (iii) to pay within five (5) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b)                                 Representation or Warranty.  Any representation, warranty or certification by or on behalf of any Credit Party or any of its Restricted Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made;

(c)                                  Specific Defaults.  Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of subsection 4.2(a), 4.2(b), 4.3(a), 4.4(a) or 9.10(d), Section 4.1, 4.9, 4.10 or 4.17 or Article V of this Agreement or the Engagement Letter;

(d)                                 Other Defaults.  Any Credit Party or Restricted Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such Default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such Default and (ii) the date upon which written notice thereof is given to the Borrower by Administrative Agent or Required Lenders;

(e)                                  Cross Default.  Any Credit Party or any Restricted Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $75,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

(f)                                   Insolvency; Voluntary Proceedings.  The Borrower ceases or fails, or the Credit Parties and their Restricted Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(g)                                  Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against any such Person’s Properties with a value in excess of $75,000,000 individually or in the aggregate and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h)                                 Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Restricted Subsidiaries involving in the aggregate a liability of $75,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(i)                                     Non-Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Restricted Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j)                                    ERISA.  (i) An ERISA Event occurs with respect to a Title IV Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party to the Title IV Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which would reasonably be expected to result in a Material Adverse Effect;

(k)                                 Collateral.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Restricted Subsidiary of any Credit Party thereto or any Credit Party or any Restricted Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest in the case of Notes Priority Collateral (as defined in the Intercreditor Agreement) and second priority security interest in the case of Revolving Priority Collateral (as defined in the Intercreditor Agreement), in each case, subject only to Permitted Liens;

(l)                                     Ownership.  (i) The direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Axiall and its Restricted Subsidiaries, each taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting Stock of Axiall, measured by voting power rather than number of shares; or (iv) “Change of Control” (or other analogous terms or provision as defined in or reflected in any Other Financing Document) shall occur.  Notwithstanding the foregoing, any holding company that directly or indirectly owns 100% of the voting Stock of Axiall shall not be deemed to be a “person” for purposes of clauses (i) and (iii) above such that the Beneficial Owners of such holding company shall be the Beneficial Owners of Axiall’s voting Stock for purposes of clauses (i) and (iii) above; or

(m)                             Invalidity of Subordination Provisions.  The lien subordination provisions of the Intercreditor Agreement or any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

7.2                               Remedies.  Upon the occurrence and during the continuance of any Event of Default, Administrative Agent may, and shall at the request of the Required Lenders:

(a)                                 declare all or any portion of the Commitment of each Lender to make Loans to be suspended or terminated, whereupon such Commitments shall forthwith be suspended or terminated;

(b)                                 declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender.

7.3                               Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE VIII.
THE ADMINISTRATIVE AGENT

8.1                               Appointment and Duties.

(a)                                 Appointment of Agents.  Each Lender hereby appoints Barclays (together with any successor Administrative Agent pursuant to Section 8.9) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) execute and deliver the Agreement on its behalf, (iii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents and (iv) exercise such powers as are incidental thereto.  Each Lender hereby appoints Barclays (together with any successor) as its Collateral Agent under the Collateral Documents and the Intercreditor Agreement and authorizes such Collateral Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under the Loan Documents and (ii) exercise such powers as are reasonably incidental thereto.

(b)                                 Duties as Administrative Agent.  Without limiting the generality of clause (a) above, Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Collateral Agent and the Lenders for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)                                  Limited Duties.  Under the Loan Documents, each Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent,” “Collateral Agent,” as applicable, or the terms “agent” and “collateral agent” and similar terms in any Loan Document to refer to any Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against any Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2                               Binding Effect.  Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Collateral Agent, Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Administrative Agent or Collateral Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3                               Use of Discretion.

(a)                                 Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(b)                                 Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Administrative Agent or any of its Affiliates in any capacity.

8.4                               Delegation of Rights and Duties.  Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article VIII to the extent provided by Administrative Agent.

8.5                               Reliance and Liability.

(a)                                 Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)                                 No Agent and no Related Person of any Agent shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, the Borrower and each other Credit Party hereby waives and shall not assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, no Agent:

(i)                                     shall be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);

(ii)                                  shall be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)                               makes any warranty or representation, and no Agent shall be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and

(iv)                              shall have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against any Agent based thereon.

(c)                                  Each Lender (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Administrative Agent or its Related Persons (an “Administrative Agent Report”).  Each Lender further acknowledges that any Administrative Agent Report (i) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Administrative Agent Report, (ii) was prepared by Administrative Agent or its Related Persons based upon information provided by the Credit Parties solely for Administrative Agent’s own internal use and (iii) may not be complete and may not reflect all information and findings obtained by Administrative Agent or its Related Persons regarding the operations and condition of the Credit Parties.  Neither Administrative Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Administrative Agent Report or in any related documentation, (iii) the scope or adequacy of Administrative Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Administrative Agent Report or in any related documentation, and (iv) any work performed by Administrative Agent or Administrative Agent’s Related Persons in connection with or using any Administrative Agent Report or any related documentation.

(d)                                 Neither Administrative Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Administrative Agent Report.  Without limiting the generality of the foregoing, neither Administrative Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Administrative Agent Report, or the appropriateness of any Administrative Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Administrative Agent Report or disclose to any Lender any other information not embodied in any Administrative Agent Report, including any supplemental information obtained after the date of any Administrative Agent Report.  Each Lender releases, and agrees that it will not assert, any claim against Administrative Agent or its Related Persons that in any way relates to any Administrative Agent Report or arises out of any Lender having access to any Administrative Agent Report or any discussion of its contents.

8.6                               Agents Individually.  Each Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as such Agent and may receive separate fees and other payments therefor.  To the extent any Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender,” “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, such Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

8.7                               Lender Credit Decision.

(a)                                 Each Lender acknowledges that it shall, independently and without reliance upon any Agent, any Lender or any of their respective Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by any Agent or any of their Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by any Agent to the Lenders, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of such Agent or any of its Related Persons.

(b)                                 If any Lender has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender acknowledges that, notwithstanding such election, Administrative Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Administrative Agent and the Credit Parties upon request therefor by Administrative Agent or the Credit Parties.  Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with Administrative Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8                               Expenses; Indemnities; Withholding.

(a)                                 Each Lender agrees to reimburse each Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by such Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring, debtor-in-possession proceeding or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)                                 Each Lender further agrees to indemnify each Agent and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, as described in subsection 8.8(c) and to the extent not indemnified thereunder, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender and any taxes attributable to any Lender’s failure to comply with the provisions of Section 9.10(g) relating to the maintenance of a Participant Register) that may be imposed on, incurred by or asserted against such Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to any Agent or any of their respective Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Agent or Related Person, as the case may be, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)                                  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax.  If the IRS or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Administrative Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by such Administrative Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Administrative Agent, including legal expenses, allocated internal costs and out-of-pocket expenses.  Administrative Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Administrative Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9                               Resignation of Agents.

(a)                                 Any Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9.  If any Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent.  If, within thirty (30) days after the retiring Agent having given notice of resignation (the “Resignation Effective Date”), no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of such Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as an Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as such Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as such Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

8.10                        Release of Collateral or Guarantors.  Each Lender hereby consents to the release and hereby directs Administrative Agent to instruct the Collateral Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)                                 any Credit Party (other than the Borrower) from its Obligation if all of the Stock and Stock Equivalents of such Credit Party owned by any Credit Party are sold or transferred to a Person that is not a Credit Party in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); provided that no such release shall occur if such Credit Party continues to be a guarantor in respect of any Credit Agreement Refinancing Indebtedness; and

(b)                                 any Lien held by Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party to a Person that is not a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Term Loan Commitments, (B) payment and satisfaction in full of all Loans and all other Obligations under the Loan Documents, that Administrative Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, and (C) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to Administrative Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations as to which no claim has been asserted).

Each Lender hereby directs Administrative Agent, and Administrative Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from the Borrower (or such shorter period as the Administrative Agent may agree in its sole discretion), to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11                        [Reserved].

8.12                        The Arrangers, the Syndication Agent and Documentation Agent.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Arrangers, Syndication Agent and Documentation Agent shall not have any duties or responsibilities, nor shall the Arrangers or Syndication Agent or Documentation Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Arrangers, Syndication Agent and Documentation Agent.  At any time that any Lender serving (or whose Affiliate is serving) as an Arranger and/or Syndication Agent and/or Documentation Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Term Loan Commitment, such Lender (or an Affiliate of such Lender acting as an Arranger or Syndication Agent or Documentation Agent) shall be deemed to have concurrently resigned as such Arranger and/or Syndication Agent and/or Documentation Agent.

8.13                        The Collateral Agent shall be afforded all the benefits and indemnities provided to the Administrative Agent hereunder.

ARTICLE IX.
MISCELLANEOUS

9.1                               Amendments and Waivers.

(a)                                 No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Administrative Agent, the Required Lenders (or by Administrative Agent with the consent of the Required Lenders), and the Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Administrative Agent with the consent of all the Lenders directly affected thereby), in addition to Administrative Agent and the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and the Borrower, do any of the following:

(i)                                     increase or extend the Commitment of any Lender;

(ii)                                  postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than scheduled installments under subsection 1.8(a)) may be postponed, delayed, waived or modified with the consent of Required Lenders);

(iii)                               reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document; provided, that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in subsection 1.3(c) during the continuance of an Event of Default;

(iv)                              change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(v)                                 amend this Section 9.1, subsection 1.11(b), subsection 1.11(c), subsection 9.11(b) or the definition of “Required Lenders” or any provision providing for consent or other action by all Lenders; or

(vi)                              discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) and (vi).

(b)                                 No amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Administrative Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document.

(c)                                  Notwithstanding anything to the contrary contained in this Section 9.1, (w) the Borrower may amend Schedules 3.19 and 3.21 upon notice to Administrative Agent, (x) Administrative Agent may amend Schedule 1.1 to reflect Sales entered into pursuant to Section 9.9, (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (z) Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties.

9.2                               Notices.

(a)                                 Addresses.  All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on Schedule 9.2 hereto, (ii) posted to SyndTrak® (to the extent such system is available and set up by or at the direction of Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to SyndTrak®, or using such other means of posting to SyndTrak® as may be available and reasonably acceptable to Administrative Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Administrative Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Administrative Agent.  Transmissions made by electronic mail or E-Fax to Administrative Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Administrative Agent applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by Administrative Agent.

(b)                                 Effectiveness.

(i)                             All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Administrative Agent pursuant to Article I shall be effective until received by Administrative Agent.

(ii)                                  The posting, completion and/or submission by any Credit Party of any communication pursuant to an E System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)                                  Each Lender shall notify Administrative Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Administrative Agent shall reasonably request.

9.3                               Electronic Transmissions.

(a)                                 Authorization.  Subject to the provisions of subsection 9.2(a), each of Administrative Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)                                 Signatures.  Subject to the provisions of subsection 9.2(a), (i) (A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Administrative Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii)

each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)                                  Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Administrative Agent and the Credit Parties in connection with the use of such E-System.

(d)                                 LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE.”  NONE OF ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of the Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4                               No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Credit Party, any Affiliate of any Credit Party, Administrative Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5                               Costs and Expenses.  Any action taken by the Borrower under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Agent or Required Lenders, shall be at the expense of the Borrower, and no Agent nor any other Secured Party shall be required under any Loan Document to reimburse Axiall or any Subsidiary of Axiall therefor except as expressly provided therein.  The Borrower will also pay (i) reasonable and documented out-of-pocket expenses of the Arrangers and the Agents incurred prior to, on or after the Closing Date (to be paid on the Closing Date if invoiced prior to the Closing Date, and for expenses incurred or invoiced thereafter, within 30 days of a written demand therefor) associated with the syndication of the Term Loan Facility and the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Arrangers and the Agents, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional local and special counsel to all affected Persons, taken as a whole)) and (ii) all reasonable and documented out-of-pocket expenses of the Arrangers, the Agents and the Lenders within 30 days of a written demand therefor (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Arrangers, the Agents and the Lenders, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional local and special counsel to all affected persons, taken as a whole)) in connection with the cost of (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out,” (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs.

9.6                               Indemnity.

(a)                                 Each Credit Party agrees jointly and severally to indemnify, hold harmless and defend each Agent, each Lender, each Arranger and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, the Refinancing, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, claim, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including Attorney Costs in any case, but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to such Indemnified Persons taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected Indemnified Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, additional local and special counsel to all similarly affected Indemnified Persons taken as a whole), any Credit Party or any Affiliate of any Credit Party, or any third Person, whether or not any such Indemnitee, Related Person, holder, creditor, Credit Party, Affiliate of a Credit Party or any third Person is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter to the extent such liability has resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent or Arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates.  Furthermore, the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.  Under no circumstances shall any Indemnitee be liable to any Credit Party or any Affiliate of a Credit Party for any punitive, exemplary, consequential or indirect damages which may be alleged in connection with this Agreement or any other Loan Document.

(b)                                 Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including without limitation those arising from, or otherwise involving the current and former operations of or any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Administrative Agent or following Administrative Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7                               Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8                               Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided, further, that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent and each Lender (and any purported assignment or transfer without such consents shall be null and void).

9.9                               Assignments and Participations; Binding Effect.

(a)                                 Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the other Credit Parties signatory hereto and Administrative Agent and when Administrative Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower and the other Credit Parties signatory hereto (in each case except for Article VIII), Administrative Agent and each Lender receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party, each of the Indemnitees and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 8.9), none of the

Credit Parties or Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)                                 Right to Assign.  Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person (other than a Competitor or, except as provided in clause (g) below, a Credit Party or an Affiliate of a Credit Party) acceptable (which acceptance shall not be unreasonably withheld or delayed) to Administrative Agent and, as long as no Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) is continuing, the Borrower (which acceptances shall be deemed to have been given unless an objection is delivered to Administrative Agent within ten (10) Business Days after notice of a proposed sale is delivered to Borrower) (it being understood that Barclays may sell a portion of its Commitments to other entities for which Barclays and its Affiliates have agreed to service and manage those Commitments without any such acceptance from Administrative Agent or the Borrower); provided, however, that (w) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent required) and Administrative Agent, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Administrative Agent and (y) such Sales by Non-Funding Lenders shall be subject to Administrative Agent’s and the Borrower’s prior written consent in all instances (such consent by the Borrower not to be unreasonably withheld or delayed).  In no event shall any Sale of all or a portion of any Lender’s rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans) to a Credit Party or an Affiliate of a Credit Party be permitted.

(c)                                  Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Administrative Agent an Assignment via an electronic settlement system designated by Administrative Agent (or, if previously agreed with Administrative Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Administrative Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee (which may be waived by Administrative Agent in its sole discretion) in the amount of $3,500 to Administrative Agent, unless waived or reduced by Administrative Agent.

(d)                                 Effectiveness.  Subject to the recording of an Assignment by Administrative Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e)                                  Grant of Security Interests.  In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or other central bank, without notice to Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)                                   Participants and SPVs.  In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation (except to the extent entitled to receive a greater amount results from a change in law that occurs after the participant acquired the applicable participation) and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a).  No party hereto shall institute (and the Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

(g)                                  Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans hereunder to the Borrower, but only if:

(i)                                     such assignment is made pursuant to a Dutch Auction open to Lenders on a pro rata basis and in accordance with the provisions of Discounted Voluntary Prepayments in Section 1.8(i); and

(ii)                                  any such Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower.

9.10                        Non-Public Information; Confidentiality.

(a)                                 Non-Public Information.  Administrative Agent and each Lender acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)                                 Confidential Information.  Each Lender and each Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender or Agent, as the case may be, that are advised of the confidential nature of such information, are instructed to keep such information confidential in accordance with the terms hereof and such Person agrees to be bound by the confidentiality provisions set forth herein, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to its Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons.  In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c)                                  Tombstones.  Each Credit Party consents to the publication by any Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Credit Party’s name, product photographs, logo or trademark.  Such Agent or such Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof.

(d)                                 Press Release and Related Matters.  No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to Barclays or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Administrative Agent is party without the prior consent of Barclays except to the extent required to do so under applicable Requirements of Law (including in any document filed with any Governmental Authority describing the financing provided hereunder).

(e)                                  Distribution of Materials to Lenders.  The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Administrative Agent, and made available, to the Lenders by posting such Borrower Materials on an E-System.  The Credit Parties authorize Administrative Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f)                                   Material Non-Public Information.  The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC.”  The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Administrative Agent, the Lenders shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws.  The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI:  (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Administrative Agent (including, Notices of Borrowing, Notices of Conversion/Continuation requests and any similar requests or notices posted on or through an E-System).  Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Administrative Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

(g)                                  Participant Register.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register for the recordation of the names and addresses of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

9.11                        Setoff; Sharing of Payments.

(a)                                 Right of Setoff.  Each of Administrative Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Administrative Agent, such Lender or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  Each of Administrative Agent and each Lender agrees promptly to notify the Borrower and Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Administrative Agent, the Lenders, their Affiliates and the other Secured Parties may have.

(b)                                 Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to a Dutch Auction pursuant to Section 1.8(i), Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.  If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Administrative Agent.

9.12                        Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13                        Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14                        Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15                        Independence of Provisions.  The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16                        Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to the Credit Parties, Administrative Agent, each Lender and other parties hereto, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Administrative Agent merely because of Administrative Agent’s or Lenders’ involvement in the preparation of such documents and agreements.  Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17                        No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Agents and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  No Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18                        Governing Law and Jurisdiction.

(a)                                 Governing Law.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT.

(b)                                 Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York located in the City of New York, Borough of Manhattan and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided, that nothing in this Agreement shall limit the right of Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Administrative Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)                                  Service of Process.  Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein).  Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)                                 Non-Exclusive Jurisdiction.  Nothing contained in this Section 9.18 shall affect the right of Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19                        Waiver of Jury Trial.  THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20                        Entire Agreement; Release; Survival.

(a)                                 THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b)                                 Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each of the Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)                                  (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6 (Indemnity) and Articles VIII (Administrative Agent) and X (Taxes, Yield Protection and Illegality), and (ii) the provisions of the Pledge and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21                        PATRIOT Act.  Each Lender that is subject to the PATRIOT Act hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act.

9.22                        Replacement of Lender.  Within forty-five days after:  (i) receipt by the Borrower of written notice and demand from any Lender that is not Administrative Agent or an Affiliate of Administrative Agent (an “Affected Lender”) for payment of indemnified taxes or additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender (other than Administrative Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify Administrative Agent and such Affected Lender or such non-consenting Lender, as the case may be, of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender or such non-consenting Lender, as the case may be, which Replacement Lender shall be reasonably satisfactory to Administrative Agent.  In the event the Borrower obtains a Replacement Lender within sixty (60) days following notice of its intention to do so, the Affected Lender or non-consenting Lender, as the case may be, shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.  In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Administrative Agent, shall be effective for purposes of this Section 9.22 and Section 9.9.  Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender, the Borrower or Administrative Agent may obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender at any time and without prior notice to such Non-Funding Lender and cause its Loans and Commitments to be sold and assigned at par.  Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23                        [Reserved].

9.24                        Creditor-Debtor Relationship.  The relationship between Administrative Agent, each Lender, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor.  No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25                        [Reserved].

9.26                        Actions in Concert.  Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Administrative Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.

ARTICLE X.
TAXES, YIELD PROTECTION AND ILLEGALITY

10.1                        Taxes.

(a)                                 Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority and all penalties, interest and additions to tax with respect thereto (and without deduction for any of them) (collectively, the “Taxes”).

(b)                                 If any Taxes shall be required by applicable Requirements of Law to be deducted from or in respect of any amount payable by any Credit Party under any Loan Document to any Recipient (i) such amount shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Recipient receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Administrative Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Administrative Agent; provided, however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any Recipient pursuant to clause (d) below for, any United States backup withholding tax required by the Code to be withheld from amounts payable to a Recipient that is subject to backup withholding due to (A) notified payee underreporting of reportable interest or dividend payments or other reportable payments or (B) the IRS notifying Administrative Agent or Borrower that the furnished taxpayer identification number is incorrect.

(c)                                  In addition, the Borrower agrees to pay, and authorize Administrative Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all penalties, interest and additions to tax with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein , except any such taxes imposed as a result of a present or former connection between the recipient and the jurisdiction imposing such tax (other than a connection resulting from entering into, delivering, performing its obligations under, receiving or perfecting a security interest under, or engaging in any other transaction pursuant to this Agreement or receiving any payment under this Agreement) imposed with respect to an assignment other than an assignment made pursuant to Section 9.22 (collectively, “Other Taxes”).  Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrower shall furnish to Administrative Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Administrative Agent.

(d)                                 The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Administrative Agent), each Recipient for all Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.  A certificate of the Recipient (or of Administrative Agent on behalf of such Recipient) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, Administrative Agent and such Recipient may use any reasonable averaging and attribution methods.

(e)                                  Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)                                   Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A) and (B) of Section 10.1(f)(i) and in Section 10.1(f)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Without limiting the generality of the foregoing:

(i)                                     Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed and signed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E, as applicable (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E, as applicable (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Administrative Agent and Borrower that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless the Borrower and Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)                                  Each U.S. Lender Party (other than a U.S. Lender Party that is an exempt recipient under Treasury Regulation § 1.6049-4(c)(1)(ii)) shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)                               Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Administrative Agent.

(iv)                              If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)                                 Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 10.1(f) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified hereunder (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the applicable Credit Party an amount equal to such refund (but only to the extent of indemnity payments made hereunder with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (h), in no event will such Secured Party be required to pay any amount to a Credit Party pursuant to this clause (h) the payment of which would place such Secured Party in a less favorable net after-Tax position than such Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 10.1(h) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

10.2                        Illegality.  If after the date hereof (a) any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make or maintain LIBOR Rate Loans or (b) any Lender determines in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (i) it has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market to make or maintain LIBOR Rate Loans, then, in each case, on notice thereof by such Lender to the Borrower through Administrative Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a)                                 Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b)                                 If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Administrative Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c)                                  Any Lender claiming any additional amounts payable pursuant to this Section 10.2 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be illegal or otherwise disadvantageous to such Lender.

10.3                        Increased Costs and Reduction of Return.

(a)                                 If any Lender shall reasonably determine that either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, (A) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement pursuant to Section 10.6); (B) subject any Lender to any tax of any kind whatsoever (other than (i) any Excluded Taxes or (ii) Indemnified Taxes that are indemnified under Section 10.1) with respect to this Agreement or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof; or (C) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement, LIBOR Rate Loans made by such Lender or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender (with a copy of such demand to Administrative Agent), pay to Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided, that the Borrower shall not be required to compensate any Lender pursuant to this subsection 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)                                 If any Lender shall have determined that:

(i)                                     the introduction of any Capital Adequacy Regulation;

(ii)                                  any change in any Capital Adequacy Regulation;

(iii)                               any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)                              compliance by such Lender (or its Lending Office) or any entity controlling the Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender (with a copy to Administrative Agent), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender) for such increase; provided, that the Borrower shall not be required to compensate any Lender pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)                                  Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have occurred after the date hereof regardless of the date enacted, adopted, promulgated or issued.

10.4                        Funding Losses.  The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)                                 the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b)                                 the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)                                  the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

(d)                                 the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e)                                  the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.  Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a):  each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5                        Inability to Determine Rates.  If Administrative Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Administrative Agent will forthwith give notice of such determination to the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Administrative Agent revokes such notice in writing.  Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.  If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6                        Reserves on LIBOR Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Administrative Agent) of such additional interest from the Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7                        Certificates of Lenders.  Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE XI.
DEFINITIONS

11.1                        Defined Terms.  The following terms are defined in the Sections or subsections referenced opposite such terms:

“Additional Borrower”	1.13(a)
“Administrative Agent Report”	8.5(c)
“Affected Lender”	9.22
“Agreement”	Preamble
“Barclays”	Preamble
“Borrower”	Preamble
“Borrower Materials”	9.10(e)
“Discounted Voluntary Prepayment”	1.8(i)
“Event of Default”	7.1
“Incremental Amendment”	1.13(e)
“Incremental Amount”	1.13(b)
“Incremental Facilities”	1.13(a)
“Incremental Loans”	1.13(a)
“Indemnified Matters”	9.6(a)
“Indemnitee”	9.6(a)
“Intercompany Notes”	5.4(b)
“Investments”	5.4
“LCA Election”	11.7(e)
“LCA Test Date”	11.7(e)
“Lender”	Preamble
“LIBO Rate”	11.1
“Maximum Lawful Rate”	1.3(d)
“MNPI”	9.10(a)
“Notice of Conversion/Continuation”	1.6(a)
“Other Lender”	1.12(e)
“Other Taxes”	10.1(c)
“Participant Register”	9.10(g)
“Permitted Liens”	5.1
“PPG”	Recitals
“Prepayment Notice”	1.7(a)
“Refinanced Debt”	11.1
“Refinancing”	Recitals
“Register”	1.4(b)
“Resignation Effective Date”	8.9(a)
“Restricted Payments”	5.11
“Replacement Lender”	9.22
“Sale”	9.9(b)
“Subject Transaction”	11.7(b)
“Tax Planning Transactions”	5.23
“Tax Returns”	3.10
“Taxes”	10.1(a)

“Term Loan Facility”	Recitals

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“4.625% Notes” means the 4.625% senior unsecured notes due 2021 issued by SpinCo and governed by the terms of the 4.625% Notes Indenture.

“4.625% Notes Indenture” means the Indenture, dated as of January 28, 2013 (as amended, supplemented or otherwise modified from time to time not in violation of this Agreement), by and among SpinCo the initial guarantors party thereto and U.S. Bank, National Association, as trustee, relating to the 4.625% Notes.  Certain defined terms herein that reference the 4.625% Notes Indenture are set forth on Annex 1 hereto.

“4.875% Notes” means the 4.875% senior unsecured notes due 2023 issued by Axiall and governed by the terms of the 4.875% Notes Indenture.

“4.875% Notes Indenture” means the Indenture, dated as of February 1, 2013 (as amended, supplemented or otherwise modified from time to time not in violation of this Agreement), by and among Axiall the guarantors party thereto and U.S. Bank, National Association, as trustee, relating to the 4.875% Notes.

“ABL Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of December 17, 2014, by and among Axiall, SpinCo, and Royal Group, Inc. as the borrowers, General Electric Capital Corporation, as Administrative Agent, and the other parties from time to time party thereto.

“ABL Facility” means the facility in respect of the loans issued under the ABL Credit Agreement.

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Credit Party, or (c) a merger or consolidation or any other combination with another Person.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 1.13 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 1.14; provided, that each Additional Lender shall be subject to the approval of Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), in each case to the extent any such consent would be required from such Person under Section 9.9(b), for an assignment of such Loans to such Additional Lender.

“Administrative Agent” means Barclays in its capacity as Administrative Agent for the Lenders hereunder, and any successor Administrative Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of the other Person.  Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agents” means, collectively, Administrative Agent and the Collateral Agent.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders.

“All-In Yield” means, as to any Indebtedness or Loans of any class, the yield thereof, as determined by Administrative Agent, in the form of interest rate margin, OID, upfront fees, rate floors or otherwise; provided, that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include bona fide arrangement fees, structuring fees, underwriting, ticking or similar fees.

“Applicable Margin” means (i) if a Base Rate Loan, 2.25% per annum and (ii) if a LIBOR Rate Loan, 3.25% per annum.

“Applicable Percentage” means, with respect to any Lender, the percentage equivalent of such Lender’s outstanding Loans divided by the aggregate amount of all other outstanding Loans.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above, (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender and (c) has the ability to perform its obligations hereunder.

“Arrangers” means Wells Fargo Securities, LLC, RBC Capital Markets, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Administrative Agent, in substantially in the form of Exhibit 11.1(a) or any other form approved by Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel.

“Axiall” means Axiall Corporation, a Delaware corporation.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) as now or hereafter in effect, or any successor thereto.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day plus (y) 1.00% per annum, in each instance, as of such day; provided that in the case of the Initial Loans, in no event shall the Base Rate be less than 1.75% per annum.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of three months.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person”(as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Type made on the Closing Date by the Lenders pursuant to Article I.

“Business Day” means any day other than a Saturday, Sunday or other day on which federal reserve banks are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Canadian Subsidiary” means any Subsidiary of any Credit Party organized under the laws of Canada.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity requirements of any Lender or of any corporation controlling a Lender.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease; provided that the OMERS Lease shall not be deemed to be Capital Leases for all purposes of this Agreement.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Restricted Subsidiary of any Credit Party under any Capital Leases.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Closing Date” means February 27, 2015.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all assets and properties a lien in which is granted or purported to be granted pursuant to any Collateral Documents to secure the Obligations.

“Collateral Agent” means Barclays Bank PLC, or any of its successors in such capacity.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Mortgages, the Intercreditor Agreement, each Control Agreement, and all other security agreements, pledge agreements, patent and trademark security agreements, copyright security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of some or all of the Obligations, and any Lender or Collateral Agent for the benefit of Administrative Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Collateral Agent pursuant to or in connection with the transactions contemplated hereby including any reaffirmation agreements, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Collateral Agent for the benefit of Administrative Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated, and/or modified from time to time.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Term Loan Commitment divided by the Aggregate Term Loan Commitment.

“Competitor” means the Persons listed on Schedule 9.9(b) hereto, as such schedule may be supplemented after the Closing Date by written notice from the Borrower to Administrative Agent.

“Consolidated Capital Expenditures” means, for any period, for Axiall and its Restricted Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP, minus the Net Cash Proceeds received from the sale of capital assets (excluding, for the avoidance of doubt, the sale of inventory in the Ordinary Course of Business) and reinvested during such period; provided, however, that Consolidated Capital Expenditures shall not include expenditures made with proceeds of any involuntary disposition, or expenditures made in anticipation of the future receipt of such proceeds after the occurrence of an involuntary disposition, to the extent such expenditures are used to purchase property that is used or useful in the business of Axiall and its Restricted Subsidiaries.

“Consolidated EBITDA” means, for Axiall and its Restricted Subsidiaries for any period, without duplication, an amount equal to the sum of (a) the net income for such period determined in accordance with GAAP, but excluding (i) the income (or loss) of any joint venture or other Person which is not a Subsidiary of Axiall, except to the extent of the amount of dividends or other distributions actually paid to Axiall or any of its Restricted Subsidiaries in cash by such Person during such period, (ii) the undistributed earnings of any Restricted Subsidiary of Axiall that is not a Credit Party if the payment of dividends or similar distributions by that Restricted Subsidiary is not permitted by operation of the terms of its charter or of any agreement or Requirement of Law applicable to that Restricted Subsidiary, (iii) any net gain from the collection of life insurance proceeds; (iv) any aggregate net gain or loss from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of Axiall and its Restricted Subsidiaries, and related tax effects in accordance with GAAP and (v) any extraordinary and non-recurring gains or losses of Axiall or its Restricted Subsidiaries, and related tax effects in accordance with GAAP plus (b) to the extent deducted in determining net income for such period, (i) interest expense and bank fees and costs of surety bonds, in each case in connection with financing activities, (ii) income tax expense, (iii) depreciation and amortization (including the amortization of deferred financing fees or costs), (iv) any fees, expenses or other costs paid in connection with (A) this Agreement in an aggregate amount not to exceed $1,000,000, and (B) any transaction costs incurred in connection with any Ethylene Cracker Investment in an aggregate amount not to exceed $25,000,000, (v) amortization relating to V-cracker assets, (vi) any non-cash deduction from net income as a result of any grant of stock or stock equivalents to employees or members of the board of directors, (vii) any expenses or charges related to any issuance of Stock or Stock Equivalents, Investment, Acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including any refinancing thereof) and any amendment or modification to the terms of any such transactions (in each case, whether or not successful), (viii) the amount of any restructuring charge or reserve, including one-time costs incurred in connection with a Permitted Acquisition after the Closing Date or the closing of any facilities after the Closing Date, and including severance, retention bonuses and other similar one time compensation payments, (ix) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Axiall or net cash proceeds from the issuance of Stock or Stock Equivalents of Axiall, (x) litigation expenses (including, without limitation, any amounts expended under any self-insured retention provisions of any applicable insurance policies) incurred in connection with the PHH Fire in an aggregate amount not to exceed $25,000,000, (xi) other non-cash charges reducing net income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period or relating to a write-down, write off or reserve with respect to accounts receivable and inventory), and (xii) losses to the extent reimbursable by third parties in connection with any Permitted Acquisition (to the extent such reimbursement is expected to be received within 12 months, as determined in good faith by the Borrower; provided that if such amount is not received received within such 12 month period it shall be excluded from Consolidated EBITDA thereafter), plus (c) an amount equal to $8,333,333.00 for each of the fiscal months ending during the period beginning January 1, 2014 through and including June 30, 2014, plus (d) expected cost savings, operating expense reductions, product margin synergies and product cost and other synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to permitted asset sales, acquisitions, Investments, dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives and specified transactions, in each case, to the extent expected to be realized within 18 months of such action and in an amount not to exceed 20% of Consolidated EBITDA for the applicable four Fiscal Quarter period (prior to giving effect to this clause (d), but after giving effect to any pro forma adjustments made in accordance with Section 11.7); minus (e) (i) income tax credits and (ii) non-cash income or gains (including, without limitation, income arising from the cancellation of indebtedness) other than the accrual of revenue in the Ordinary Course of Business.

Notwithstanding the preceding sentence, amounts relating to a subsidiary of a Person will be added to or deducted from net income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such subsidiary was included in calculating the net income of such Person.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of Axiall and its consolidated Restricted Subsidiaries after deducting therefrom all current liabilities (excluding any current liabilities that are by their terms extendable or renewable at the option of the obligor thereunder for more than 12 months after the date of determination; total prepaid expenses and deferred charges, and all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis, as would be set forth, on the consolidated balance sheet of Axiall and its consolidated Restricted Subsidiaries for Axiall’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of Axiall and its Restricted Subsidiaries on the date of determination that constitutes the Obligations, the ABL Facility, any Other Pari Passu Lien Obligations and any Capital Lease Obligations to (b) the aggregate amount of Consolidated EBITDA for the then most recent four full Fiscal Quarters for which internal financial statements of Axiall and its Subsidiaries, are available.

For purposes of calculating the Consolidated Secured Debt Ratio for any applicable period during which any Subject Transaction is consummated, the Consolidated Secured Debt Ratio will be calculated in accordance with Section 11.7.

“Consolidated Total Assets” of any Person means, at any date, the total assets of such Person and its Restricted Subsidiaries at such date determined on a consolidated basis in conformity with GAAP minus (a) any minority interest in any Person that would be reflected on a consolidated balance sheet of such Person and its Subsidiaries at such date prepared in conformity with GAAP and (b) any securities issued by such Person held as treasury securities.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of Axiall and its Restricted Subsidiaries on the date of determination to (b) the aggregate amount of Consolidated EBITDA for the then most recent four full Fiscal Quarters for which internal financial statements of Axiall and its Subsidiaries, are available, in each case, subject to pro forma adjustments made in a manner consistent with Section 11.7, for the most recent four quarters for which financial statements are available.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person:  (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” as such term is defined in the Pledge and Security Agreement.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower or any Restricted Subsidiary in the form of term loans or notes; provided, that:

(a)           such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, or refinance, in whole or part, Indebtedness consisting of:

(i)            Loans and

(ii)           other Credit Agreement Refinancing Indebtedness (clauses (a) and (b), collectively, “Refinanced Debt”);

(b)           such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Refinanced Debt being exchanged, extended, renewed, replaced or refinanced (plus (a) the amount of all unpaid, accrued, or capitalized interest, penalties and premiums (including tender premiums) and (b) underwriting discounts, fees, commissions, costs and expenses payable with respect to such Credit Agreement Refinancing Indebtedness);

(c)           the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Refinanced Debt, and the final maturity date of such Credit Agreement Refinancing Indebtedness may not be earlier than the final maturity date of the Refinanced Debt; provided, that any unsecured Credit Agreement Refinancing Indebtedness or Credit Agreement Refinancing Indebtedness secured on a junior basis to the Loans will not mature, or have scheduled amortization, prior to the date that is ninety-one (91) days following the Latest Maturity Date;

(d)           any mandatory or voluntary prepayments (and with respect to any Credit Agreement Refinancing Indebtedness comprising revolving loans, to the extent commitments thereunder are permanently terminated) of:

(i)            any Credit Agreement Refinancing Indebtedness that comprises junior lien or unsecured notes or loans may not be made except to the extent that prepayments are (x) permitted hereunder and (y) to the extent required hereunder or pursuant to the terms of any Credit Agreement Refinancing Indebtedness that is secured on a pari passu basis to the Loans, first made or offered to the Loans and any such Credit Agreement Refinancing Indebtedness that is secured on a pari passu basis to the Loans; and

(ii)           any Credit Agreement Refinancing Indebtedness that is secured on a pari passu basis with the Loans shall be made on a pro rata basis or less than pro rata basis with the Loans;

(e)           such Indebtedness is not incurred or guaranteed by any Subsidiary of the Borrower other than a Guarantor;

(f)            if such Indebtedness is secured:

(i)            such Indebtedness is not secured by any assets or property of the Borrower or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender);

(ii)           the security agreements relating to such Indebtedness are substantially similar to or the same as the Collateral Documents (as determined in good faith by a Responsible Officer of the Borrower); and

(iii)          a representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of an intercreditor agreement; and

(g)           the covenants and events of default applicable to such Indebtedness are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Refinanced Debt, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment; provided, that the Borrower will promptly deliver to Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof); provided, that this clause (g) will not apply to:

(i)            terms addressed in the preceding clauses (a) through (f),

(ii)           interest rate, fees, funding discounts and other pricing terms,

(iii)          redemption, prepayment or other premiums,

(iv)          optional prepayment terms and

(v)           covenants and other terms applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness.

Credit Agreement Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Credit Parties” means the Borrower and the Guarantors.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined by Borrower in good faith) of non-cash consideration received by a Credit Party or a Restricted Subsidiary in connection with a sale or disposition pursuant to subsection 5.2(g) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents).

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsections 5.2(a), 5.2(b), 5.2(c), 5.2(f), 5.2(g), 5.2(h), 5.2(j), 5.2(k) and 5.2(l) and (b) the sale or transfer by any Credit Party or any Subsidiary of a Credit Party of any Stock or Stock Equivalent issued by any Restricted Subsidiary of a Credit Party and held by such transferor Person.

“Documentation Agent” means RBC Capital Markets.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower in order to purchase Loans in accordance with the following procedures or such other procedures as may be agreed to between Administrative Agent and the Borrower:

(A)          Notice Procedures.  In connection with an Auction, the Borrower will provide notification to Administrative Agent (for distribution to the Lenders) that Loans will be the subject of an Auction (an “Auction Notice”).  Each Auction Notice shall be in a form reasonably acceptable to Administrative Agent and shall contain (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $1,000,000 (the “Auction Amount”), and (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Loans at issue that represents the range of purchase prices that could be paid in the Auction.

(B)          Reply Procedures.  In connection with any Auction, each Lender may, in its sole discretion, participate in such Auction and may provide Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the Loans which must be in increments of $1,000,000 (the “Reply Amount”).  A Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of the applicable Loans.  Lenders may only submit one Return Bid per Auction.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by Administrative Agent, a form of Assignment.

(C)          Acceptance Procedures.  Based on the Reply Discounts and Reply Amounts received by Administrative Agent, Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which the Borrower can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Borrower to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Borrower shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount sufficient to allow a purchase of the entire Auction Amount.  The Borrower shall purchase the Loans (or the respective portions thereof) from each Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by Administrative Agent).  Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(D)          Additional Procedures.  Once initiated by an Auction Notice, the Borrower may not withdraw an Auction other than a Failed Auction.  Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to Administrative Agent.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including the costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(b) of ERISA or, unless the 30-day notice requirement has been duly waived under the applicable regulations,

Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Ethylene Cracker Facility” means a facility, a primary purpose of which is the cracking, generation or production of ethylene (or with the intent to convert or modify to the cracking, generation or production of ethylene).

“Ethylene Cracker Investment” means any one or more of the following:  (a) any Investment in any Person (including, without limitation, through an Acquisition, joint venture arrangement, capital investment or similar Investment, or the guarantee of any Indebtedness of such Person, whether in a single transaction, a series of related transactions, or part of a larger transaction) whose primary business consists of constructing, acquiring, owning, refurbishing, upgrading or otherwise operating an Ethylene Cracker Facility or (b) the entering into of one or more long-term supply contracts for the purchase of ethylene including, without limitation, long-term supply contracts that provide for take-or-pay or similar payments, whether in a single transaction, a series of related transactions, or part of a larger transaction.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to any Recipient, (a) any Taxes imposed on or measured by its overall net income (however denominated) or net profits of such Recipient and franchise Taxes imposed by the jurisdiction under the laws of which such Recipient (i) is organized or incorporated, (ii) maintains its principal lending office or, in the case of any Lender, its applicable lending office with respect to this Agreement or (iii) has a present or former connection other than a connection resulting from entering into, delivering, performing its obligations under, receiving or perfecting a security interest under, or engaging in any other transaction pursuant to this Agreement or receiving any payment under this Agreement; (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such Recipient is located, (c) in the case of any Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such

Lender with respect to an interest in a Loan pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 9.22)) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect such Taxes were payable by the Borrower either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) any withholding Tax that is attributable to such Recipient’s failure to comply with Section 10.1(f)) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Administrative Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Existing Credit Agreement” means the Credit Agreement, dated as of January 28, 2013 among Spinco, as the borrower, Barclays Bank PLC, as administrative agent, and the other agents and lenders party thereto.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement with respect to the implementation of any of the foregoing (and any official interpretations thereof).

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means that certain fee letter, dated as of February 27, 2015, as may be amended as of the date hereof, by and between the Administrative Agent and the Borrower.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party or indirectly by a Credit Party through one or more U.S. Subsidiaries.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Fixed Incremental Amount” means, as of the date of measurement, (a) $250,000,000 minus (b) the aggregate amount of all Incremental Equivalent Debt outstanding on such date (prior to giving effect to the incurrence of Incremental Equivalent Debt with respect to which the measurement is being made), except such Incremental Equivalent Debt incurred with reference to the Ratio Amount.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that covers flood perils with deductibles, limits and sublimits that are commercially reasonable given the size and character of the business of the Credit Parties.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination, subject to Section 11.3 hereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” means Axiall and each of the U.S. Subsidiaries of Axiall (other than the Borrower).

“Guaranty Agreement” means that certain guaranty agreement among the Guarantors and Administrative Agent dated as of the Closing Date.

“Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. § 9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“Holdco” means Rome Acquisition Holding Corp., a Nova Scotia unlimited liability company and a Wholly Owned Subsidiary of Axiall.

“Holdco Loan” means that certain intercompany loan by Axiall to Holdco as evidenced by that certain promissory note made as of October 3, 2006 executed by Holdco in favor of Axiall, as such promissory note may be transferred or assigned from time to time to the extent otherwise permitted hereunder.

“Immaterial Subsidiary” means any Subsidiary of Axiall (i) listed on Schedule 11.1(b), or (ii) both (A) owning assets having a book value of less than 2.5% of Consolidated Net Tangible Assets and (B) having Consolidated EBITDA (calculated solely for such Subsidiary) constituting less than 5% of Consolidated EBITDA of Axiall and its Subsidiaries (including any Unrestricted Subsidiaries); provided, that (x) the aggregate book value of the assets of all Immaterial Subsidiaries at any time shall not exceed 5% of Consolidated Net Tangible Assets and (y) the aggregate amount of Consolidated EBITDA (calculated solely for such Immaterial Subsidiaries) at any time shall not exceed 5% of Consolidated EBITDA of Axiall and its Subsidiaries (including any Unrestricted Subsidiaries).

“Incremental Equivalent Debt” means Indebtedness of the Borrower and its Restricted Subsidiaries in the form of term loans or notes; provided, that:

(a)                                 the aggregate principal amount of all Incremental Equivalent Debt on any date such Indebtedness is incurred shall not, together with any Incremental Facilities then outstanding, exceed the Incremental Amount;

(b)                                 any Incremental Equivalent Debt shall not mature prior to the Latest Maturity Date or have a shorter Weighted Average Life to Maturity than the Loans; provided, that any unsecured Incremental Equivalent Debt or Incremental Equivalent Debt secured on a junior basis to the Loans will not mature, or have scheduled amortization, prior to the date that is ninety-one (91) days following the Latest Maturity Date;

(c)                                  any Incremental Equivalent Debt shall not be incurred or guaranteed by any Subsidiaries of the Borrower other than the Guarantors;

(d)                                 any Incremental Equivalent Debt that is secured on a pari passu basis with the Loans shall be in the form of notes;

(e)                                  any mandatory or voluntary prepayments of Incremental Equivalent Debt that (x) comprises junior lien or unsecured notes or loans may not be made except to the extent that prepayments are (a) permitted hereunder and (b) to the extent required hereunder or pursuant to the terms of any Incremental Equivalent Debt that is secured on a pari passu basis to the Loans, first made or offered to the Loans and any such Incremental Equivalent Debt that is secured on a pari passu basis to the Loans and (y) is secured on a pari passu basis with the Loans shall be made on a pro rata basis or less than pro rata basis with the Loans; and

(f)                                   if such Incremental Equivalent Debt is secured:

(i)                                     such Incremental Equivalent Debt is not secured by any assets or property of the Borrower or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent);

(ii)                                  the security agreements relating to such Incremental Equivalent Debt are substantially similar to or the same as the Collateral Documents (as determined in good faith by a Responsible Officer of the Borrower);

(iii)                               the terms of such Incremental Equivalent Debt are no more restrictive than the terms of this Agreement; and

(iv)                              a representative acting on behalf of the holders of such Incremental Equivalent Debt has become party to or is otherwise subject to the provisions of an intercreditor agreement.

“Indebtedness” of any Person means, without duplication:  (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the latest Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) or (c) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.  To the extent that any recourse with respect to such Indebtedness is limited to solely to property of a Person, the amount of Indebtedness of any Person for purposes of clause (i) shall be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of such property encumbered thereby.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Loans” means the Loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 1.1.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including without limitation the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of December 22, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time) between GE Capital, as revolving agent, and U.S. Bank National Association, as notes collateral agent).

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and (b) with respect to Base Rate, the first day of each month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two or three months (or, if made available by all relevant Lenders, twelve months) thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided, that:

(a)                                 if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)                                 any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period for any Loan shall extend beyond the Maturity Date.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work in process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, in each case as extended in accordance with this Agreement from time to time.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”  Each Additional Lender shall be a Lender to the extent any such Person has executed and delivered an Incremental Amendment, as the case may be, and to the extent such Incremental Amendment shall have become effective in accordance with the terms hereof and thereof.

“Lender Party” means each of Administrative Agent, each Lender, each SPV and each participant, in each case that is a “United States person” as defined in Section 7701(a)(3) of the Code.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls such Lender (each a “Distressed Person”), (a) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, merger, sale or other change of majority control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) the U.S. government or other Governmental Authority, or (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of “Affiliate.”

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Administrative Agent.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means (i) the rate per annum determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to Barclays for deposits (for delivery on the first day of the relevant period) in

Dollars of amounts in same day funds comparable to the principal amount of the LIBOR Rate Loan for which LIBOR is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that in the case of the Initial Loans, in no event shall LIBOR be less than 0.75% per annum.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Limited Transaction Condition” shall mean any acquisition or Investment by one or more of Axiall and its respective Restricted Subsidiaries of or in any assets, business or Person permitted by this Agreement for which third party financing is being used, but whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to the Borrower pursuant to Article I, and may be a Base Rate Loan or a LIBOR Rate Loan.  The term “Loan” shall be deemed to also include Incremental Loans to the extent not otherwise indicated and as the context may require.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Guaranty Agreement, the Collateral Documents, any Incremental Amendment, the Intercreditor Agreement and all documents delivered to Administrative Agent, Collateral Agent and/or any Lender in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, or financial condition of the Credit Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to repay the Obligations or of any Credit Party to perform its obligations under this Agreement or any other material Loan Document as and when required to be performed under such document; or (c) a material adverse effect upon (A) the legality, validity, binding effect or enforceability of this Agreement or any other Loan Document, or (B) the perfection or priority of any Lien in respect of any material portion of the Collateral granted to the Lenders or to Administrative Agent for the benefit of the Secured Parties under any of the Collateral Documents.

“Maturity Date” means:

(a)                                 with respect to the Initial Term Loans, the date that is the earlier of (i) seven years after the Closing Date and (ii) the date such Initial Term Loans are declared due and payable pursuant to Section 7.2; and

(b)                                 with respect to any Incremental Loans, the earlier of (i) the final maturity date as specified in the applicable Incremental Amendment and (ii) the date such Incremental Loans are declared due and payable pursuant to Section 7.2.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate in favor of the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” has the meaning assigned to such term in Schedule 4.17.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994 and the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect and any successor statute thereto, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Cash Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of:  (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sales, use or other transaction taxes paid or payable as a result thereof and actual tax obligations in respect of any gain on any such Disposition and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition, which Lien is prior to the Lien securing the Obligations in the case of Collateral and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking or to invest in fixed or capital assets useful to the business of the Credit Parties and their respective Subsidiaries, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-Funding Lender” means any Lender (a) that has failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due, (b) that has given verbal or written notice to the Borrower, Administrative Agent or any Lender or has otherwise publicly announced that such Lender believes it will fail to fund all payments required to be made by it or fund all purchases of participations required to be funded by it under this Agreement and the other Loan Documents, (c) as to which Administrative Agent has a good faith belief that such Lender or an Affiliate of such Lender has defaulted in fulfilling its obligations (as a lender or agent) under syndicated credit facilities generally or (d) with respect to which one or more Lender-Related Distress Events has occurred with respect to such Person or any Person that directly or indirectly controls such Lender and Administrative Agent has determined that such Lender may become a Non-Funding Lender.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of “Affiliate.”

“Non-Recourse Debt” means Indebtedness (a) as to which neither Axiall nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a Guarantor or otherwise, or

(iii) constitutes the lender and (b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Axiall or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity date.

“Non-U.S. Lender Party” means each of Administrative Agent, each Lender, each SPV and each participant, in each case that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 1.2 hereto, evidencing Indebtedness of the Borrower under a Loan made by such Lender.

“Notice of Borrowing” means a notice given by the Borrower to Administrative Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Notice of Refinancing” means that certain Notice of Refinancing, dated as of the Closing Date, delivered by the Collateral Agent pursuant to the Intercreditor Agreement and accepted and agreed by Axiall and General Electric Capital Corporation, as administrative agent under ABL Credit Agreement.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, any Agent, any other Person required to be indemnified, that arises under any Loan Document whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including all interest, fees and expenses which, but for filing of a petition in bankruptcy with respect to a Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against a Credit Party for such interest, fees or expenses in the related bankruptcy).

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury or any successor thereto.

“OMERS Leases” means those certain leases, dated March 29, 2007, by and among OMERS Realty Corporation, as landlord, Royal Group, Inc., as tenant, and Axiall, as indemnifier, as amended, restated or modified from time to time.

“OID” means original issue discount.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Financing Documents” means the ABL Facility documentation.

“Other Pari Passu Lien Obligations” has the meaning given to such term in the Intercreditor Agreement.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Perfection Certificate” means a certificate in the form attached as Exhibit 11.1(d), as the same shall be supplemented from time to time.

“Permitted Acquisition” means any Acquisition by (i) Axiall or any Restricted Subsidiary of substantially all of the assets, business or division of a Target or (ii) a Borrower or any Restricted Subsidiary of 100% of the Stock and Stock Equivalents of a Target (including as a result of a merger or consolidation), in each case, to the extent that each of the following conditions shall have been satisfied:

(a)                                 [Reserved];

(b)                                 (1) the Borrower shall have notified Administrative Agent of such proposed Acquisition at least ten (10) days prior to the consummation thereof, and (2) with respect to any such Acquisition (or series of related Acquisitions) involving consideration in excess of $50,000,000, (i) Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement executed by Axiall or a Restricted Subsidiary in connection with such Acquisition not more than twenty (20) Business Days after such Acquisition (or such longer period as may be agreed to by Administrative Agent in its sole discretion), and (ii) not less than five (5) Business Days prior to such Acquisition (or such shorter period as may be agreed to by Administrative Agent in its sole discretion), the Borrower shall have delivered to Administrative Agent pro forma financial statements of Axiall and its Subsidiaries after giving effect to the consummation of such Acquisition;

(c)                                  Axiall and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13;

(d)                                 [Reserved];

(e)                                  no Default or Event of Default shall then exist or would exist after giving effect thereto;

(f)                                   [Reserved];

(g)                                  [Reserved];

(h)                                 [Reserved]; and

(i)                                     the business, assets or division acquired are for use, or the Target is engaged in a business that is similar to the businesses conducted by the Credit Parties on the Effective Date, or business activities reasonably related, incidental, ancillary or complementary thereto (including, without limitation, (A) all chemicals distribution, formulation, manufacturing, marketing, production, processing and sales businesses of any kind, including without limitation, agriculture, commodity, diversified, industrial, inorganic, organic and specialty chemicals businesses; and (B) all building products and construction materials distribution, formulation, manufacturing, marketing, production, processing and sales businesses of any kind).

“Permitted Joint Venture” means, with respect to any Person:

(1)                                 any corporation, association, or other business entity (other than a partnership) of which 50% of the total voting power of shares of Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof; and

(2)                                 any partnership, joint venture, limited liability company or similar entity of which (a) 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(3)                                 either such Person or any Restricted Subsidiary of such Person is a controlling general partner or no other Person controls such entity.

“Permitted Refinancing” means Indebtedness issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace or refund Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms not less favorable in any material respect to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended as reasonably determined by the Borrower in good faith; provided that, a certificate of a Responsible Officer delivered to Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“PHH Fire” means the fire which occurred at Axiall’s PHH VCM manufacturing plant in Lake Charles, Louisiana on December 20, 2013.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date (as may be amended, restated, supplemented or otherwise modified from time to time), by and among the Borrower, the grantors from time to time party thereto and the Collateral Agent.

“Pledged Certificated Stock” has the meaning assigned to such term in the Pledge and Security Agreement.

“Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with Administrative Agent’s security interests (or interests similar thereto under applicable law) against all or part of the Canadian assets including for amounts owing for wages, employee source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations and overdue rents, including without limitation pursuant to the Civil Code of Quebec.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates or commodity contracts.

“Ratio Amount” means an aggregate principal amount that, after giving pro forma effect to the incurrence thereof in accordance with Section 11.7, would not result in the Consolidated Secured Debt Ratio being greater than 2.50 to 1.00.

“RCRA” means The Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq. (1976)).

“Real Estate” means any Real Estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 1.14.

“Refinancing Loans” means one or more classes of Loans that result from a Refinancing Amendment.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, as amended, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the U.S. Securities and Exchange Commission.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act of 1933 (as amended).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Repricing Transaction” means (i) any prepayment or repayment of Loans with the proceeds of, or any conversion of Loans into, any new or replacement tranche of term loans bearing interest at an effective interest rate less than the effective interest rate applicable to the Initial Loans (as such comparative rates are reasonably determined by Administrative Agent) to the extent the primary purpose of the incurrence of such new or replacement term loans is to reduce the effective interest rate applicable to the Initial Loans and (ii) any amendment to the Term Facility that reduces the effective interest rate applicable to the Term Loans to the extent the primary purpose of amendment is to reduce the effective interest rate applicable to the Term Facility (in each case, such effective interest rate shall take into account margins, the applicable reserve adjusted LIBOR Rate or Base Rate floors, original issue discount and upfront fees (but excluding any fees payable in connection therewith that are not shared with all providers of such financing)).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the Aggregate Term Loan Commitment at such time or, if the Term Loan Commitments shall not be in effect at such time, the Loans outstanding at such time; provided, however, that if any Lender shall be a Non-Funding Lender at such time, there shall be excluded from the determination of Required Lenders at such time all Loans and Term Loan Commitments of such Lender at such time.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer, corporate secretary, the president, the controller, the chief financial officer. the treasurer or the general counsel of a Credit Party or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the controller or the treasurer of the Borrower or any other officer having substantially the same authority and responsibility.

“Restricted Subsidiary” means any direct or indirect Subsidiary of Axiall that is not an Unrestricted Subsidiary.

“Restructured Holdco Notes” means, collectively, the promissory notes issued in replacement of the promissory note evidencing the Holdco Loan, in an aggregate original principal amount equal to the outstanding principal amount of the Holdco Loan as of the date of the date of such replacement, in each case dated as of the date of January 31, 2015, and any replacements, amendments, modifications, extensions or substitutions thereof to the extent not adverse to the interests of Administrative Agent or the Lenders.

“Revolving Priority Collateral” as such term is defined in the Intercreditor Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Entity” means (a) a country or government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government or (d) a Person resident in or determined to be a resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of “specially designated nationals” maintained by OFAC.

“Secured Party” means Administrative Agent, each Lender, each other Indemnitee and each other holder of any Obligation of a Credit Party.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“SpinCo” means Eagle Spinco Inc., a Delaware Corporation.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Administrative Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Restricted Subsidiary of any Credit Party (i) which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder, (ii) which does not mature or require principal payments to be made in cash at any time prior to the date that is three months after the Maturity Date and (iii) with respect to which no amortization payments are required to be paid in cash, and having such other terms as are, in each case, reasonably satisfactory to Administrative Agent.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture, trust or other business entity of which more than fifty percent (50%) of the voting Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” of Axiall shall mean a “Restricted Subsidiary” (unless specified as an “Unrestricted Subsidiary”).

“Syndication Agent” means Wells Fargo Securities, LLC.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means (a) Axiall and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.

“TCI” means Taiwan Chlorine Industries, Ltd., a joint venture between PPG Industries, Inc. and China Petrochemical development corporation.

“TCI Interests” means the Stock and Stock Equivalents of TCI.

“Term Loan Commitment” means, as to each Lender, its obligations to make a Loan to the Borrower hereunder, expressed as an amount representing the principal amount of the Loans to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 1.1, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and (c) increased from time to time pursuant to an Incremental Amendment.  The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 1.1 or, otherwise, in the Assignment or Incremental Amendment pursuant to which such Lender shall have assumed its Term Loan Commitment, as the case may be.  The initial aggregate amount of the Term Loan Commitments is $250,000,000.

“Title Company” has the meaning assigned to such term in Schedule 4.17.

“Title IV Plan” means a pension plan, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Treasury Regulation” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of the Collateral Agent’s or any other Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means any (a) Subsidiary of Axiall that is designated by the board of directors of Axiall as an Unrestricted Subsidiary pursuant to a resolution of such board of directors, but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt, (ii) except as permitted by Section 5.6 hereof is not party to any agreement, contract, arrangement or understanding with Axiall or any Restricted Subsidiary of Axiall unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Axiall or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Axiall, (iii) is a Person with respect to which neither Axiall nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of (a) Axiall or any of its Restricted Subsidiaries or (b) Subsidiary of an Unrestricted Subsidiary; provided, that so long as such Indebtedness, guarantee or credit support is unsecured or secured by Liens permitted by Section 5.1, clauses (i) and (iii) and the percentage of credit support provided by or direct or indirect liability of Axiall or any of its Restricted Subsidiaries in respect of such Indebtedness is less than or equal to Axiall’s or Restricted Subsidiary’s percentage ownership of the Stock of such Unrestricted Subsidiary shall not apply to an Unrestricted Subsidiary whose principal objective is constructing, acquiring, owning, refurbishing, upgrading or operating an Ethylene Cracker Facility.  As of the Closing Date, all Unrestricted Subsidiaries are set forth on Schedule 11.1(c).

“U.S. Subsidiary” means each Wholly-Owned Subsidiary (other than any Immaterial Subsidiary or Unrestricted Subsidiary) of Axiall, that is organized under the laws of any state of the United States or the District of Columbia.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted

Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

11.2                        Other Interpretive Provisions.

(a)                                 Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)                                 The Agreement.  The words”hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c)                                  Certain Common Terms.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”

(d)                                 Performance; Time.  Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”  If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)                                  Contracts.  Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)                                   Laws.  References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3                        Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.

No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrower, Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under ASC Subtopic 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”  A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Administrative Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Administrative Agent.

11.4                        Payments.  Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party.  Any such determination or redetermination by Administrative Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

11.5                        [Reserved].

11.6                        [Reserved].

11.7                        Pro Forma Calculations.

(a)                                 Notwithstanding anything to the contrary herein, the Consolidated Secured Debt Ratio and the Consolidated Total Debt Ratio shall be calculated in the manner prescribed by this Section 11.7.

(b)                                 For purposes of calculating the Consolidated Secured Debt Ratio and the Consolidated Total Debt Ratio, any (x) Permitted Acquisition, (y) acquisition of assets which constitutes all or substantially all of a company, division, operating unit, segment, business, line of business or chemicals generation or production facility or (z) Disposition (each a “Subject Transaction”) (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable testing period or (ii) subsequent to such testing period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Subject Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Subject Transaction) had occurred on the first day of the applicable testing period.  If since the beginning of any applicable testing period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into any Credit Party or any of their Restricted Subsidiaries since the beginning of such testing period shall have made any Subject Transaction that would have required adjustment pursuant to this Section 11.7, then the

Consolidated Secured Debt Ratio and the Consolidated Total Debt Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 11.7.

(c)                                  In the event that any Credit Party or any of their Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable testing period or (ii) subsequent to the end of the applicable testing period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Secured Debt Ratio and the Consolidated Total Debt Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable testing period.

(d)                                 Whenever pro forma effect is to be given to a Subject Transaction, the pro forma calculations shall be made on a pro forma basis (including pro forma adjustments (solely to the extent that such adjustments are (A) made consistent with the definition of Consolidated EBITDA and (B) (x) are of the type that would be permitted pursuant to Article XI of Regulation S-X under the Securities Act of 1933 (as amended) and as interpreted by the staff of the Securities and Exchange Commission or (y) are reasonably consistent with the purposes of such Regulation S-X as determined in good faith by the Borrower and reasonably acceptable to Administrative Agent)) using, if available, the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Axiall and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

(e)                                  in connection with any Permitted Acquisition that is a Limited Condition Transaction, for purposes of determining compliance with any test or covenant contained in this Agreement during any period which requires the calculation of any ratio or any basket that is measured as a percentage of Consolidated EBITDA, Consolidated Net Tangible Assets or Consolidated Total Assets, and, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”) the date of determination for calculation of any such ratios or baskets shall be deemed to be the date the definitive agreements for such Permitted Acquisition are entered into (the “LCA Test Date”) and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent testing period ending prior to the LCA Test Date, Axiall or its Restricted Subsidiaries could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including fluctuations in Consolidated EBITDA, Consolidated Net Tangible Assets or Consolidated Total Assets of Axiall or the target Person(s) subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Permitted Acquisition on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated both (i) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) on a stand-alone basis without giving effect to such Limited Condition Transaction and other transactions in connection therewith.

11.8                        Intercreditor Agreement.  Each Lender hereby authorizes Administrative Agent to deliver any notices (including the Notice of Refinancing) or other documentation to the Notes Collateral Agent and/or Revolving Collateral Agent (as defined in the Intercreditor Agreement), on its behalf, to evidence that it has entered into this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

AXIALL HOLDCO, INC.

By:	/s/ Joseph Breunig
	Name:	Joseph Breunig
	Title:	President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

BARCLAYS BANK PLC,
as Administrative Agent

By:	/s/ Christine Aharonian
	Name:	Christine Aharonian
	Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Jeffrey M. Foley
	Name:	Jeffrey M. Foley
	Title:	Managing Director

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Annex 1

4.625% Notes Indenture Definitions

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.  No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Asset Sale” means:

(1)                                 the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole (whether by merger, consolidation or otherwise) will be governed by the provisions of this Indenture described under Section 4.15 hereof and/or the provisions described  under Section 5.01, as applicable, hereof and not by the provisions of Section 4.10 hereof; and

(2)                                 the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)                                 any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50.0 million;

(2)                                 a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)                                 the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(4)                                 an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(5)                                 the sale or lease of products, services, accounts receivable or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(6)                                 the sale or other disposition of cash or Cash Equivalents;

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(7)                                 transfers or sales of Receivables and Related Assets to a Receivables Entity or to any Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Qualified Receivables Transaction;

(8)                                 transfers of Receivables and Related Assets (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(9)                                 a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;

(10)                          the concurrent trade or exchange of assets between the Company or its Restricted Subsidiaries and another Person including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10 hereof and must be determined in good faith by the Company’s Board of Directors to be necessary to achieve an exchange of equivalent value;

(11)                          the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries; and

(12)                          a disposition of receivables in connection with the compromise, settlement or collection or sale thereof in the ordinary course of business or in bankruptcy, liquidation or insolvency proceedings; and

(13)                          any transaction comprising the Transactions.

“Attributable Indebtedness” in respect of a transaction in which the Company or a Restricted Subsidiary transfers property to a Person and the Company or a Restricted Subsidiary leases such property from that Person, means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such transaction (including any period for which such lease has been extended).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)                                 with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                 with respect to a partnership, the board of directors (or comparable governing entity) of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board;

(3)                                 with respect to a limited liability company, the managing member or members or any authorized committee of managing members thereof; and

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(4)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)                                 85% of the value of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(2)                                 70% of the value of all inventory owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(3)                                 100% of the unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided however that the OMERS Leases shall not be deemed to be Capitalized Lease Obligations.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)                                 United States dollars or Canadian dollars;

(2)                                 securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)                                 certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to any Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

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(4)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                 commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)                                 money market funds at least 95% of the assets of which constitute cash or Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)                                 the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)                                 the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) other than GGC becomes the ultimate Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.

Notwithstanding the foregoing, any holding company that directly or indirectly owns 100% of the Voting Stock of the Company shall not be deemed to be a “person” for purposes of clauses (1) and (3) above such that the Beneficial Owners of such holding company shall be the Beneficial Owners of the Company’s Voting Stock for purposes of clauses (1) and (3) above. Notwithstanding the foregoing, the transactions comprising the Transactions shall not constitute a Change of Control.

“Company” means (1) the Issuer, prior to the consummation of the Merger and the execution of a supplemental indenture by GGC and (2) GGC, upon consummation of the Merger and the execution of a supplemental indenture by GGC, until a successor replaces it pursuant to the transaction permitted by Section 5.01 and thereafter means the successor.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any specified Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)                                 if the Company or any of its Restricted Subsidiaries:

(a)                                 has incurred or assumed any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of revolving credit Indebtedness under any Credit Facility outstanding

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on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding, or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)                                 has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)                                 if since the beginning of such period the Company or any of its Restricted Subsidiaries will have made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Sale or disposition:

(a)                                 the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale or disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)                                 Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale or disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)                                 if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

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(4)                                 if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period) will have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or any of its Restricted Subsidiaries during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (and, to the extent such calculation includes pro forma expense and cost reductions, such pro forma expense and cost reductions shall be limited to, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investments, acquisition, merger or consolidation which is being given pro forma effect that have been or are expected to be realized within twelve (12) months after the date of such Investment, acquisition, merger or consolidation as the result of specified actions taken or to be taken within six (6) months after such date).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months; provided that if such Hedging Obligation has a remaining term of less than 12 months such Hedging Obligation shall be taken into account for the number of months remaining).  If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” means with respect to any specified Person for any period, without duplication, the Consolidated Net Income of such Person for such period, plus the following to the extent deducted in calculating such Consolidated Net Income (other than clause (8)):

(1)                                 Consolidated Interest Expense;

(2)                                 Consolidated Income Taxes;

(3)                                 consolidated depreciation expense;

(4)                                 consolidated amortization expense (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and impairment charges;

(5)                                 fees and expenses of third party professionals incurred prior to the Issue Date in respect of financing transactions and various amendments to existing credit facilities;

(6)                                 any (i) cash expenses or charges related to the Transactions, or incurred in connection with any acquisition, disposition, Investment, issuance or repayment of Indebtedness, amendments to or preparation of documentation governing Indebtedness, and issuance of Equity Interests, in each case whether or not completed) and (ii) and other non-recurring or non-cash expenses or charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

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(7)           the amount of restructuring charges or reserve, integration cost or other business optimization expense or cost, including any one time costs incurred in connection with the Transactions or any acquisitions after the Issue Date and cost related to the closure and/or consolidation of the facilities; provided that the aggregate amount of cash charges and cash costs that are included in this clause (7) for actions not related to the Transactions shall not exceed 10% of Consolidated EBITDA in any four-quarter period;

(8)           the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expect to be realized prior to or during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or initiated no later than 12 months after the date of such actions and (z) the aggregate amount of projected cost savings included in any four-quarter period shall not exceed 10% of Consolidated EBITDA; and minus

(9)           non-recurring or non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)           interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2)           amortization of debt discount (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense and provided, further, that amortization of deferred and other financing fees and expenses and gains or losses related to debt modifications and extinguishments shall be excluded from the calculation of Consolidated Interest Expense);

(3)           non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations and other derivative instruments);

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(4)           commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)           the interest expense on Indebtedness of another Person (excluding RS Cogen, L.L.C.) that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)           net costs associated with Hedging Obligations (including amortization of fees); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)           the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)           the product of (a) all dividends paid or payable, in cash or otherwise or accrued during such period on any series of preferred stock of such Person or its Restricted Subsidiaries payable to a party other than the Company or a wholly-owned Subsidiary of the Company, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9)           the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not guaranteed or paid by the Company or any of its Restricted Subsidiaries; and less

(10)         to the extent included in such interest expense, payments in respect of the OMERS Lease.

For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Hedging Obligations during the applicable period but excludes non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations.  Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges incurred in connection with any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets will be included in Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person and its consolidated Restricted Subsidiaries (excluding the portion of such net income (loss) attributable to non-controlling interests) for such period determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)           any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

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(a)           subject to the limitations contained in clauses (3), (4) and (5) below, such Person’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Person during such period to the Company or any of its Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)           the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or any of its Restricted Subsidiaries;

(2)           any net income (but not loss) of any Restricted Subsidiary of the Company that is not a Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor, except that:

(a)           subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)           the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)           any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any transaction pursuant to which the Company or any of its Restricted Subsidiaries sells property to another Person and the Company or any of its Restricted Subsidiaries leases such property from that Person but excluding sales, transfers or other dispositions in connection with Qualified Receivables Transactions) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)           any extraordinary gain or loss;

(5)           any unrealized gain or loss attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments;

(6)           any non-cash compensation expense realized for grants of equity, performance shares, stock options or other rights of officers, directors or employees;

(7)           any gain (loss) realized upon the redemption, repurchase or retirement of Indebtedness; and

(8)           the cumulative effect of a change in accounting principles.

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“Consolidated Tangible Assets” means, at any date of determination, the total amount of assets of the Company and its consolidated Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis, as would be set forth, on the consolidated balance sheet of the Company and its consolidated Subsidiaries for the Company’s most recently completed fiscal quarter for which internal financial statements are available, prepared in accordance with GAAP.

“Credit Agreements” means (a) that certain Credit Agreement, dated as of the Merger Date by and among the GGC, certain Subsidiaries of  GGC, the financial institutions from time to time party thereto, and General Electric Capital Corporation, as administrative agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time and (b) the Spico Term Loan Agreement.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreements), commercial paper facilities or indentures, in each case, with banks or other institutional lenders, trustees or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

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“GGC” means Georgia Gulf Corporation, a Delaware corporation.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)           the Issuer’s Domestic Subsidiaries on the date of this Indenture;

(2)           any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and

(3)           upon consummation of the Merger and the execution of the supplemental indenture by GGC, GGC and any other Restricted Subsidiary of GGC (other than the Issuer) that executes a Note Guarantee from time to time in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture; provided that no Receivables Entity shall be a Guarantor at any time.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)           interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)           other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)           other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, including without duplication (and excluding accrued expenses and trade payables):

(1)           the principal and premium, if any, in respect of indebtedness for borrowed money

(2)           the principal and premium, if any, in respect of obligations evidenced by bonds, notes, debentures or similar instruments;

(3)           the principal component of obligations in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto);

(4)           indebtedness representing Capital Lease Obligations;

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(5)           indebtedness representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)           net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided that notwithstanding the foregoing (x) take-or-pay obligations contained in supply agreements entered into in the ordinary course of business shall not constitute Indebtedness, and (y) the incurrence of Indebtedness (i) by a Receivables Entity in a Qualified Receivables Transaction that is without recourse to the Company or to any other Subsidiary of the Company or their respective assets (other than such Receivables Entity and its assets and, as to the Company or any of its Subsidiaries, other than pursuant to Standard Securitization Undertakings) and is not guaranteed by any such Person, or (ii) by the Company and its Restricted Subsidiaries pursuant to Standard Securitization Undertakings shall not constitute Indebtedness.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (other than, in the case of the Company and its Restricted Subsidiaries, indebtedness of RS Cogen L.L.C., which shall not constitute Indebtedness) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

In addition, “Indebtedness” of any Person (other than, in the case of the Company and its Restricted Subsidiaries, indebtedness of RS Cogen L.L.C., which shall not constitute Indebtedness) shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)           such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)           such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)           there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)           the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)           if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by the Company or its Restricted Subsidiaries.

“Issue Date” means January 30, 2013.

“Issuer” means Eagle Spinco Inc., a Delaware corporation.

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“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Merger” means the merger of Merger Sub with and into the Issuer pursuant to the Merger Agreement, with the Issuer surviving the merger as a wholly owned Subsidiary of GGC.

“Merger Date” means January 28, 2013.

“Merger Sub” means Grizzly Acquisition Sub, Inc., a subsidiary of GGC.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Recourse Debt” means Indebtedness:

(1)           as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)           no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Guarantee” means the Guarantee of the Notes by the Guarantors.

“Notes” means the Issuer’s 4.625% Senior Notes due 2021.

“Officer” means the Chairman of the Board of Directors, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of a Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person that meets the requirements of Section 12.05 hereof.

“OMERS Leases” means those certain leases, dated March 29, 2007, by and among OMERS Realty Corporation, as landlord, Royal Group, Inc., as tenant, and GGC, as indemnifier, as amended, restated or modified from time to time.

“Permitted Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date.

“Permitted Investments” means:

(1)           any Investment in the Company or in a Restricted Subsidiary of the Company;

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(2)           any Investment in Cash Equivalents;

(3)           any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Company; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)           any acquisition of assets, Capital Stock or other Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)           any Investments received in compromise or resolution of:

(a)           obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(b)           litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)           Investments represented by Hedging Obligations;

(8)           repurchases of the Notes (including Note Guarantees);

(9)           Investments by the Company or any of its Restricted Subsidiaries in a Permitted Joint Venture, so long as:

(a)           such Permitted Joint Venture does not have any Indebtedness for borrowed money at the time of such Investment (or contemplated to be incurred contemporaneously with such Investment) (other than Indebtedness owing to the equity holders of such Permitted Joint Venture, the Company or any Restricted Subsidiary);

(b)           such Permitted Joint Venture is engaged only in a Permitted Business; and

(c)           after giving pro forma effect to such Investment, the Company would be permitted to incur $1.00 of additional Indebtedness under Section 4.09(a) hereof;

(10)         Investments in any Person (including any Unrestricted Subsidiary) whose principal objective is constructing, acquiring, owning, refurbishing, upgrading or operating a facility, a primary purpose of which is the generation or production of ethylene, including any cracking in connection with such generation or production (or with the intent to convert or modify to the generation or production of ethylene, including any cracking in connection with such generation or

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production) in an aggregate amount not to exceed $700.0 million; provided that for the avoidance of doubt such investments shall include any “condo cracking” arrangements;

(11)         payroll, travel and similar advances to cover matters that are reasonably expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Company and its Restricted Subsidiaries;

(12)         loans or advances to employees (other than executive officers) of the Company or its Restricted Subsidiaries made in the ordinary course of business in an aggregate amount not in excess of $10.0 million at any one time outstanding;

(13)         Investments in existence on the Issue Date;

(14)         a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness;

(15)         Guarantees to third parties to the extent that such Guarantees are incurred pursuant to Section 4.09 hereof;

(16)         endorsements of negotiable instruments and documents in the ordinary course of business of the Company;

(17)         Investments consisting of the purchase of TCI Interests after the Issue Date; provided that TCI shall be designated as an Unrestricted Subsidiary immediately upon consummation of such Investment; and

(18)         other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed the greater of $250.0 million and 9.25% of Consolidated Tangible Assets.

“Permitted Joint Venture” means, with respect to any Person:

(1)           any corporation, association, or other business entity (other than a partnership) of which 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof; and

(2)           any partnership, joint venture, limited liability company or similar entity of which:

(a)           50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted

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Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)           either such Person or any Restricted Subsidiary of such Person is a controlling general partner or no other Person controls such entity.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or grants a security interest in and/or pledge, any Receivables (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any Related Assets, which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in Receivables and Related Assets, it being understood that a Qualified Receivables Transaction may involve:

(1)           one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein, and

(2)           periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein; provided that the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to the Company.

The grant of a security interest in any accounts receivable of the Company or its Restricted Subsidiaries to secure Indebtedness incurred pursuant to the Credit Agreements shall not be deemed to be a Qualified Receivables Transaction.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) of the Company or any of its Subsidiaries, whether now existing or arising in the future.

“Receivables Entity” means a Person (which may or may not be a direct or indirect Subsidiary of the Company) formed for the purposes of engaging in a Qualified Receivables Transaction with the Company or any of its Restricted Subsidiaries that (i) engages in no activities other than in connection with the financing of Receivables and Related Assets and any business or activities incidental or related thereto and (ii) is designated by the Board of Directors of the Company as a Receivables Entity; provided that:

(1)           no portion of the Indebtedness or any other Obligations (contingent or otherwise) of such Person:

(a)           is guaranteed by the Company or any of its Subsidiaries (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

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(b)           is recourse to or obligates the Company or any of its Subsidiaries (other than such Person if a Subsidiary of the Company) in any way other than pursuant to Standard Securitization Undertakings; or

(c)           subjects any property or asset of the Company or any of its Subsidiaries (other than property and assets of such Person and Receivables and Related Assets of the Company and its Subsidiaries), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)           neither the Company nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)           neither the Company nor any of its Subsidiaries has any obligation to maintain or preserve such Person’s financial condition or cause such Person to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Related Asset” means, with respect to any Receivables in a Qualified Receivables Transaction:

(1)           any interests in such Receivables;

(2)           all collateral securing such Receivables;

(3)           all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables;

(4)           any Guarantees, indemnities, warranties or other obligations in respect of such Receivables;

(5)           any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable similar to such Receivables; and

(6)           any collections or proceeds of any of the foregoing.

“Restricted Subsidiary” of a Person means any direct or indirect Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“TCI” means Taiwan Chlorine Industries, Ltd., a Taiwanese company.

“TCI Interests” means the Equity Interests of TCI.

“Transactions” means, collectively, the transactions contemplated by the Merger Agreement, the consummation of the Spinco Dividend, the issuance of the Notes and the Merger and all other

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transactions in connection therewith or related thereto described in or contemplated by GGC’s registration statement on Form S-4 (Reg No. 333-183724) as declared effective by the SEC.

“S&P” means Standard & Poor’s Ratings Group.

“Spinco Dividend” means the distribution on the Merger Date by the Issuer to PPG and/or one or more of its Affiliates, directly or indirectly, of approximately $900.0 million in cash or a combination of cash and the Original Notes.

“Spinco Term Loan Agreement” means that certain credit agreement, dated on the Merger Date, by and among the Issuer, certain subsidiaries of the Issuer, the financial institutions from time to time party thereto and Barclays Bank PLC, as administrative agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and as amended, restated or modified from time to time.

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by the Company or any of its Subsidiaries in the ordinary course of business in connection with a Qualified Receivables Transaction and that are reasonably customary for a seller or servicer of Receivables in a Qualified Receivables Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)           any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)           any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Unrestricted Subsidiary” means any:

(1)           Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(a)           has no Indebtedness other than Non-Recourse Debt;

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(b)           except as permitted by Section 4.11 hereof is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that would reasonably be expected to be obtained at the time from Persons who are not Affiliates of the Company;

(c)           is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition; and

(d)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(2)           Subsidiary of an Unrestricted Subsidiary.

provided that, in the case of a Subsidiary of the Company whose principal objective is constructing, acquiring, owning, refurbishing, upgrading or operating a facility, a primary purpose of which is the generation or production of ethylene, including any cracking in connection with such generation or production (or with the intent to convert or modify to the cracking, generation or production of ethylene, including any cracking in connection with such generation or production), such Subsidiary (i) shall not be subject to clause (1)(a) above so long as the percentage of credit support provided by or direct or indirect liability of the Company or any of its Restricted Subsidiaries in respect of such Indebtedness and (ii) shall not be subject to clause (1)(c) above so long as the percentage of the obligation of the Company or any of its Restricted Subsidiaries to subscribe for additional Equity Interests or maintain or preserve financial condition is, in each case, less than or equal to the Company’s or Restricted Subsidiary’s percentage ownership of the Equity Interests of such Unrestricted Subsidiary.

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